UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              AMENDMENT NUMBER 2 TO
                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                       EMERGENCY FILTRATION PRODUCTS, INC.
                 (Name of Small Business Issuer in its charter)

------------------------------ ---------------------------- --------------------
            Nevada                         3842                   87-0561647
------------------------------ ---------------------------- --------------------
------------------------------ ---------------------------- --------------------
   (State of jurisdiction of   (Primary Standard Industrial    (I.R.S. Employer
------------------------------ ---------------------------- --------------------
incorporation or organization)  Classification Code Number)  Identification No.)
------------------------------ ---------------------------- --------------------

                                 175 Cassia Way
                                   Suite A115
                               Henderson, NV 89014
                                 (702) 558-5164
          (Address and Telephone number of principal executive offices and principal place of business)

                                   Peter Clark
                                 175 Cassia Way
                                   Suite A115
                               Henderson, NV 89014
                                 (702) 558-5164

            (Name, address and telephone number of agent for service)

                                  With Copy To:
                                Ronald C. Kaufman
                           Kaufman & Associates, PLLC
                          624 South Boston, 10th Floor
                              Tulsa, Oklahoma 74119
                                 (918) 584-4463


     Approximate date of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [x]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------- ------------------ ----------------- ------------------- ---------------
                                                                          Proposed       Proposed maximum
                                                      Amount to be         maximum           aggregate         Amount of
                                                       registered       offering price     offering price     registration
Title of each class of securities to be registered                         per unit                             fee (3)
--------------------------------------------------- ------------------ ----------------- ------------------- ---------------

--------------------------------------------------- ------------------ ----------------- ------------------- ---------------
Common Stock, $.001 par value                         7,852,142 (1)        $.44 (2)          $3,454,942         $279.85
--------------------------------------------------- ------------------ ----------------- ------------------- ---------------

(1) Represents shares of common stock being offered for sale by selling security holders. These shares were acquired in transactions exempt from registration. See "Selling Security Holders".
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of our common stock as reported on the OTC Bulletin Board on June 13, 2003.
(3) Fees are calculated by multiplying the aggregate offering price by .000081 pursuant to Section 6(b) of the Securities Act.


     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay this effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

CROSS REFERENCE SHEET PURUSANT TO ITEM 501(B) SHOWING LOCATION IN PROSPECTUS OF INFORMATION REQUIRED BY ITEMS OF FORM SB-2


Form
SB-2                                                                                                 Prospectus
Item                                                               Location in Prospectus            Page No.
-----------------------------------------------------------------------------------------------------------------

Item 1.       Front of Statement and Outside Cover of     Prospectus...............................  5
              Prospectus

Item 2.       Inside Front and Outside Back Cover         Outside Back Cover of Prospectus.........  6
                       Pages of Prospectus

Item 3.       Summary Information and                     Prospectus Summary.......................  7
              Risk Factors                                Risk Factors.............................  7

Item 4.       Use of Proceeds                             Use of Proceeds..........................  10

Item 5.       Determination of Offering Price             Determination of Offering Price..........  10

Item 6.       Dilution                                    Dilution.................................  10

Item 7.       Selling Security Holders                    Selling Security Holders.................  11

Item 8.       Plan of Distribution                        Plan of Distribution.....................  13

Item 9.       Legal Proceedings                           Legal Matters............................  14

Item 10.      Directors,  Executive Officers,  Promoters  Directors, Executive Officers, Promoters
                       and Control Persons                and Control Persons......................  14

Item 11.      Security Ownership of Certain Beneficial    Security Ownership of Certain Beneficial
              Owners and Management                       Owners and Management....................  16

Item 12.      Description of Securities                   Description of Securities................  17

Item 13.      Interest of Named Experts and Counsel       Interest of Named Experts and Counsel....  18

Item 14.      Disclosure of Commission Position of        Disclosure of Commission Position of
              Indemnification for Securities Act          Indemnification for Securities Act
              Liabilities                                 Liabilities..............................  18

Item 15.      Organization Within Last Five Years         Description of Business..................  18

Item 16.      Description of Business                     Description of Business..................  18

Item 17.      Management's  Discussion  and  Analysis or  Plan of Operation........................  24
              Plan of Operation

Item 18.      Description of Property                     Description of Property..................  30

Item 19.      Certain    Relationships    and    Related  Certain Relationships and Related
              Transactions                                Transactions.............................  30

CROSS REFERENCE SHEET PURUSANT TO ITEM 501(B) SHOWING LOCATION IN PROSPECTUS OF INFORMATION REQUIRED BY ITEMS OF FORM SB-2

                                                                                                     Prospectus
                           Form SB-2 Item                          Location in Prospectus            Page No.
------------------------------------------------------------------------------------------------------------------
Item 20.     Market  for  Common   Equity  and  Related  Market for Common Equity and Related
             Stockholder Matters                         Stockholder Matters.......................  33

Item 21.     Executive Compensation                      Executive Compensation....................  35

Item 22.     Financial Statements                        Financial Statements......................  38

Item 23.     Changes In and Disagreements With           Changes In and Disagreements With
             Accountants on Accounting and Financial     Accountants on Accounting and Financial
             Disclosure                                  Disclosure................................  69

Item 24.     Indemnification of Directors and Officers   Indemnification of Directors and Officers.  69

Item 25.     Other Expenses of Issuance and              Other Expenses of Issuance and
             Distribution                                Distribution..............................  70

Item 26.     Recent Sales of Unregistered Securities     Recent Sales of Unregistered Securities...  71

Item 27.     Exhibits                                    Exhibits..................................  74

Item 28.     Undertakings                                Undertakings..............................  74


Item 1.    Front of Registration Statement and Outside Front Cover of Prospectus

     The information in this prospectus is not complete and may be changed. Emergency Filtration and the selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the sale or offer is not permitted.

                                   PROSPECTUS

                       Emergency Filtration Products, Inc.

                                 175 Cassia Way
                                   Suite A115
                               Henderson, NV 89014
                                 (702) 558-5164


                                  The Offering


         This prospectus covers the offering and sale of up to 7,852,142 shares of common stock by the selling security holders.

         The selling security holders may sell their common stock from time to time in the over-the-counter market at the prevailing market price or in negotiated transactions. We will receive no proceeds from the sale of common stock by the selling security holders, however, if the selling security holders exercise their options or warrants, we will receive proceeds totaling $586,331 from such exercise. See Selling Security Holders.

         Our common stock is quoted over-the-counter under the symbol "EMFP". On May 30, 2003, the average high and low prices of the common stock was $0.52 per share.

         This investment involves a high degree of risk. You should invest in the common stock only if you can afford to lose your entire investment. See risk factors beginning on page 7 of this prospectus.

         Neither the securities and exchange commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 The date of this prospectus is___________, 2003


     Please read this prospectus carefully. It describes our company, finances, products and services. Federal and state securities laws require that we include in this prospectus all the important information that you will need to make an investment decision.

     You should rely only on the information contained in this prospectus to make your investment decision. We have not authorized anyone to provide you with different information. The selling security holders are not offering these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus.

Item 2.           Inside Front and Outside Back Cover Pages of Prospectus

     The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.



Prospectus Summary................................................................................................7
Risk Factors......................................................................................................7
Use Of Proceeds..................................................................................................10
Determination Of Offering Price..................................................................................10
Dilution.........................................................................................................10
Selling Security Holders.........................................................................................11
Plan Of Distribution.............................................................................................13
Legal Proceedings................................................................................................14
Directors, Executive Officers, Promotors And Control Persons.....................................................14
Security Ownership Of Certain Beneficial Owners And Management...................................................16
Description Of Securities........................................................................................17
Interest Of Named Experts And Counsel............................................................................18
Disclosure Of Commission Position Of Indemnification For Securities Act Liabilities..............................18
Organization Within Last Five Years..............................................................................18
Description Of Business..........................................................................................18
Management's Discussion And Analysis Or Plan Of Operation........................................................24
Description Of Property..........................................................................................30
Certain Relationships And Related Transactions...................................................................30
Market For Common Equity And Related Stockholder Matters.........................................................33
Executive Compensation...........................................................................................35
Legal Matters....................................................................................................36
Experts..........................................................................................................36
Available Information............................................................................................37
Financial Statements.............................................................................................38
Changes In And Disagreements With Accountants On Accounting And Financial Disclosure.............................69
Indemnification Of Directors And Officers........................................................................69
Other Expenses Of Issuance And Distribution......................................................................70
Recent Sales Of Unregistered Securities..........................................................................71
Exhibits.........................................................................................................74
Undertakings.....................................................................................................74
Signatures.......................................................................................................75


Item 3.           Summary Information and Risk Factors

                               Prospectus Summary

     Business

     Emergency Filtration Products, Inc. was organized under the laws of the state of Nevada on November 1, 1991. Emergency Filtration is in the business of producing masks and filters for medical devices that are designed to reduce the possibility of transmission of contagious diseases. We are also distributors of a blood clotting devise for surgery, trauma and burn wound management. See Description of Business.

     How to contact us

     Our principal executive office is located at 175 Cassia Way, Suite A115, Henderson, NV 89014. Our telephone number is (702) 558-5164 and our fax number is 702(567-1893).

     The offering

     The offering under this prospectus is for the sale of up to 7,852,142 shares of common stock by the selling security holders. The selling security holders will sell their stock at prevailing market prices or privately negotiated prices. Emergency Filtration will not receive any proceeds from the sale of selling securities holders shares. However, as part of the registration, we are including 1,940,325 shares underlying warrants issued to the selling security holders. If these warrants are exercised, Emergency Filtration may receive proceeds of up to approximately $585,000 which will be used for ongoing operations and additional working capital. See Plan of Distribution.

                                  Risk Factors

     Some of the statements contained in this registration statement discuss future expectations, or state other forward-looking information. Those statements are subject to known and unknown risks, uncertainties and other factors, several of which are beyond Emergency Filtration's control that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and was derived using numerous assumptions. In light of the risks, assumptions, and uncertainties involved, there can be no assurance that the forward looking information contained in this Registration Statement will in fact transpire or prove to be accurate.

     Because we have a limited operating history, you cannot evaluate your investment based on our past performance.

     Emergency Filtration has had limited operations since its organization. We have a relatively short history of operations you can use to evaluate our business experience. Because we have no extensive operating history demonstrating our ability to conduct business, your investment risk is greater than with an established company. Accordingly, you should not invest in Emergency Filtration if you cannot afford the loss of your entire investment.

     There is no assurance that we will become profitable in the near future.

     Since the date of inception we have incurred substantial losses. We expect to incur losses in the near to immediate future. There is no assurance that we will be able to generate net revenue from the sale of our products, or to achieve or maintain profitable operations.

     If we cannot generate adequate, profitable sales of our products, we will not be successful.

     In order to succeed as a company, we must continue to develop commercially viable products and sell adequate quantities at a high enough price to generate a profit. We may not accomplish these objectives. Even if we are successful in increasing our revenue base, a number of factors may affect future sales of our product. These factors include: - Whether competitors produce superior products
- Whether the cost of our product continues to be competitive in the marketplace.

     Because we have limited experience, we may be unable to ascertain risks relating to the industry and therefore, we may not be able to successfully market and distribute our products.

     Emergency Filtration has limited experience in the marketing of medical products and may not be aware of all the customs, practices and competitors in that industry. The consultants that Emergency Filtration plans to retain may not have had sufficient experience to enable Emergency Filtration to completely understand the characteristics of the industry. There can be no assurance that Emergency Filtration will properly ascertain or assess any and all risks inherent in this industry.

     In addition, our success depends, in part, on our ability to continue marketing and distributing our products effectively. We have limited experience in the sale or marketing of medical products. We have limited marketing or distribution capabilities and we will need to retain consultants that have contacts in and understand the medical products marketplace. We may not be successful in entering into new marketing arrangements, whether engaging independent distributors or recruiting, training and retaining a larger internal marketing staff and sales force.

     Intense competition could harm our financial performance and the value of your investment.

     There are a number of companies, universities and research organizations actively engaged in research and development of technology that may be similar to our processes that has been licensed by Emergency Filtration. Our competitors may have substantially greater assets, technical staffs, established market shares, and greater financial and operating resources than we do. There is no assurance that we can successfully compete.

     Since there may be competing products in the future, we may experience price declines.

     Some of our competitors are larger and better financed with more resources to devote to development and technological innovation. If such competitors develop products that can be produced less expensively than Emergency Filtration's products, Emergency Filtration could suffer the adverse effects of a price decline which may affect our profitability.

     Since our chief financial officer is not employed on a full-time basis, our company does not have the benefit of his day-to-day oversight.

     Our Chief Financial Officer, Mr. Steve Hanni, is employed on a part-time basis and does not devote 100% of his time and efforts to Emergency Filtration. Because he does not devote 100% of his time and efforts to Emergency Filtration and is not there daily to oversee the day-to-day financial operations, your investment risk is greater.

     We may issue more stock without shareholder input or consent which could dilute the book value of your investment.

     Although we have no present plans to issue more stock, the Board of Directors has authority, without action by or vote of the shareholders, to issue all or part of the authorized but unissued shares. Any issuance of additional shares of common stock will dilute the ownership percentage of shareholders and may further dilute the book value of Emergency Filtration's shares.

Your ability to sell shares may be limited if the price of our stock remains below $5.00 per share because of special sales practice requirements applicable to "designated securities" and "penny stock".

     If the bid price for our common stock remains below $5.00 per share, our Common Stock will be subject to special sales practice requirements applicable to "designated securities" and "penny stock." Historically, our stock has traded at a price considerably below $5.00 per share and no assurance can be given that the bid price for our common stock will rise above $5.00 per share. If such $5.00 minimum bid price is not maintained and another exemption is not available, our common stock would be subject to additional sales practice requirements imposed on broker-dealers who sell the common stock to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written agreement to the transaction prior to the sale. These limitations make it difficult for broker dealers to sell penny stocks and most will not recommend a penny stock or sell a penny stock except to long term customers who are accredited investors. Because of these limitations many brokers do not follow penny stock or recommend them to clients. Consequently, the penny stock rules may affect the ability of broker-dealers to sell our common stock and also may affect the ability of persons acquiring our common stock to resell such securities in any trading market that may develop. If brokers do not recommend Emergency Filtration to their clients, it may be difficult to establish a broader market for the securities or to develop a wide spread shareholder base. Therefore, an investor trying to resell our shares may have difficulty because there may be little demand for our shares and even small share sales may result in a reduction in our share price.

Because of our reliance on trade secrets, we may be at risk for potential claims or litigation related to our technology.

     In certain cases, where the disclosure of information required to obtain a patent would divulge proprietary data, Emergency Filtration may choose not to patent parts of the proprietary technology and processes which Emergency Filtration has developed or may develop in the future and rely on trade secrets to protect the proprietary technology and processes. The protection of proprietary technology through claims of trade secret status has been the subject of increasing claims and litigation by various companies both in order to protect proprietary rights as well as for competitive reasons even where proprietary claims are unsubstantiated. The prosecution of proprietary claims or the defense of such claims is costly and uncertain given the uncertainty and rapid development of the principles of law pertaining to this area. Emergency Filtration may also be subject to claims by other parties with regard to the use of technology information and data which may be deemed proprietary to others.

Because our auditors have expressed a going concern opinion, our ability to obtain additional financing could be adversely affected.

     Emergency Filtration has incurred significant losses, which have resulted in an accumulated deficit of $7,681,137 at March 31, 2003. Because of these continued losses and our accumulated deficit, we have included a going concern paragraph in Note 4 to Emergency Filtration's financial statements included in our Form 10-QSB for the period ended March 31, 2003 and our Form 10-KSB for the year ended December 31, 2002 addressing substantial doubt about our ability to continue as a going concern. This going concern paragraph could adversely affect our ability to obtain favorable financing terms in the future or to obtain any additional financing if needed. Management can offer no assurance with respect to its ability to create additional revenues, obtain additional equity financing or execute its long-term business plan.

Because we have not held regular shareholders' meetings, your ability to exercise your voting rights may be limited.

     Emergency Filtration has not held an annual shareholders' meeting since its' inception. Because of this, your ability to exercise any voting rights on shareholder issues as they arise, may be limited.

Since a vast majority of our revenues are from the US government, we are subject to sudden changes in revenues due to international affairs and conflicts.

     Historically, approximately 80-95% of our revenues have derived from sales to the US government. Government orders from the military are dependent on current foreign affairs and international conflicts and the need for emergency products in the US military. If this high percentage of sales related to government orders does not continue in the future, it will substantially impact the success of our business plans.

Because our products must be compatible with products produced by other entities, we could be required to expend resources to meet any changes in product design.

     Certain products that we sell, such as the disposable filters for BVM bags, must be compatible with products produced by other entities. In addition, our filters are also used in numerous ventilation and respiratory equipment that must be compatible with our products. We produce our products to be compatible with these other products, but we have no agreements or understandings with the producers to consult with us or notify us on any product changes. For instance, should a change occur in a product for which we provide a filter, we may have to make costly adjustments to ensure compatibility or our product sales and revenues could be substantially impacted.

Item 4. Use of Proceeds

     We will not receive any proceeds from the sale of the shares by the selling security holders. However, because we are registering common shares underlying warrants, we may receive proceeds of up to approximately $585,000 upon the exercise of these warrants. These proceeds, if received, will be used for ongoing operations and working capital.

Item 5. Determination of Offering Price

     The offering price of the securities for registration fee purposes was calculated pursuant to Rule 457(c) of the Act and was not computed based on assets, historical operating performance or other conventional means and should not be construed to indicate any relationship thereto. In establishing the offering price for registration fee purposes, we relied on the average of the low and high bid prices on the OTCBB on May 30, 2003.


Item 6. Dilution

     N/A

Item 7. Selling Security Holders

     The shares being offered by the selling security holders were acquired in private sales transactions exempt from registration. The following table and discussion sets forth certain information with respect to the selling security holders.


                                                    Shares of                           Total Number
                                                     Common        Shares                 of Shares
                                                      Stock      Underlying              (Including     Shares of    Percent of
                                    Relationship     Owned        Warrants                 Shares         Common       Shares
                                    with Company     Before     Owned Before             Underlying    Stock Owned      Owned
Selling Security Holder /           during past       this          this                  Warrants)     After this      After
(Beneficial Owner)                  three years     Offering      Offering     Notes      Offered       Offering     Offering
---------------------------------- --------------- ------------ -------------- -------- -------------- ------------- ------------
---------------------------------- --------------- ------------ -------------- -------- -------------- ------------- ------------
James Ratliff                           None         555,556       100,000       (1)       655,556          0             *
David Hungerford                        None         277,778       50,000        (1)       327,778          0             *
Michael Jessen                          None         555,556       100,000       (1)       655,556          0             *
Brad Thurman                            None         277,778       50,000        (1)       327,778          0             *
Marvin Strauss                          None         138,889       25,000        (1)       163,889          0             *
Gary Kitchell                           None         416,667       75,000        (1)       491,667          0             *
Riyaz Jinnah                            None         277,778       50,000        (1)       327,778          0             *
Joel Katz                               None         138,889       25,000        (1)       163,889          0             *
Alan Grad                               None         138,889       25,000        (1)       163,889          0             *
Jean Melchoir                           None         277,778       50,000        (1)       327,778          0             *
Elliot Braun                            None         138,889       25,000        (1)       163,889          0             *
Perry Butcher                           None         138,889       25,000        (1)       163,889          0             *
David LaCagnina                         None         111,112       20,000        (1)       131,112          0             *
Romajo Partners, Ltd (Seymour
Kessler)                                None         55,556        10,000        (1)       65,556           0             *
Surgical Orthopedic Podiatrist
(Seymour Kessler)                       None         55,556        10,000        (1)       35,714           0             *
Henery Steinberg                        None         111,112       20,000        (1)       35,714           0             *
Valerie Heady                           None         27,778         5,000        (1)       32,778           0             *
John Posey                              None         55,556        10,000        (1)       65,556           0             *
David Eiserman                          None         111,112       20,000        (1)       131,112          0             *
Hong Zhu                                None            0          125,100      (2,9)      125,100          0             *
Robert Soto                             None            0          137,600      (2,9)      137,600          0             *
Adam Mayblum                            None            0          157,600      (2,9)      157,600          0             *
Joseph Sorbara                          None            0          125,100      (2,9)      125,100          0             *
Steven Markowitz                        None            0          125,100      (2,9)      125,100          0             *
Peter Orthos                            None            0          19,500       (2,9)      19,500           0             *
Vic Agnihotri                           None            0           5,000       (2,9)       5,000           0             *
Joseph Peraldo                          None         251,809       45,325        (3)       297,134          0             *
Louis Shu                               None         277,778       50,000        (4)       327,778          0             *
Huntz Tzu                               None         277,778       50,000        (4)       327,778          0             *
Jack Luchese                            None         400,000          0          (7)       400,000          0             *
Alpha Capital
Aktiengesellschaft (Konrad
Ackerman)                               None         750,000       300,000       (5)      1,050,000         0             *
First Montauk Financial Corp
(public entity)                         None            0          26,250       (6,9)      26,250           0             *
Ernest Pellegrino                       None            0          37,000       (6,9)      37,000           0             *
Maxim Povolotsky                        None            0          39,375       (6,9)      39,375           0             *
Angela Metelitsa                        None            0           2,375       (6,9)       2,375           0             *
Richard Day                             None         10,000           0          (8)       10,000           0             *
Lin Chan                             Consultant      55,556           0          (8)       55,556           0             *
Gorman Consulting, Ltd. (Pat
Gorman)                                 None         27,778           0          (8)       27,778           0             *
                                                   ---------------------------------------------------

                                                    5,911,817     1,940,325               7,852,142
                                                   ---------------------------------------------------

Notes:

(1) Amount represents shares of common stock purchased at $.18 per share on or before April 23, 2003, pursuant to a private placement that included warrants to purchase additional shares of common stock exercisable at $0.25 per share. These shares were sold at a price below market value since the shares are originally restricted in nature and were sold using the best terms available to Emergency Filtration at the time.
(2) Amount represents warrants granted as a finder's fee pursuant to the private placement closed on April 23, 2003 described at Note (1), exercisable for shares of common stock at $.25 per share.
(3) Amount represents shares of common stock purchased at $0.18 per share on December 19, 2002 pursuant to a private placement that included warrants to purchase additional shares of common stock exercisable at $0.25 per share.
(4) Amount represents shares of common stock purchased at $0.18 per share on April 11, 2003 pursuant to a private placement that included warrants to purchase additional shares of common stock exercisable at $0.25 per share.
(5) Amount represents 750,000 shares of common stock purchased at $.40 per share on May 27, 2003 pursuant to a private placement that included 300,000 warrants exercisable for shares of common stock at $.50 per share.
(6) Amount represents warrants granted as a finder's fee pursuant to the private placement closed on May 27, 2003 described at Note (5), exercisable for shares of common stock at $0.50 per share.
(7) Amount represents shares of common stock purchased under a stock exchange agreement on January 1, 2003, explained as follows:

         In January 2003, Emergency Filtration entered into an exchange agreement with Centrex, Inc. (Centrex) whereby Emergency Filtration and Centrex would exchange common shares as follows:

          - Emergency Filtration would issue 450,000 shares of restricted common stock which shares would have piggy-back registration rights to be included in Emergency Filtration's SB-2 registration.

          - Centrex would issue 300,000 shares of free-trading common stock to Emergency Filtration.

         Upon receipt of the 300,000 shares of Centrex, Emergency Filtration immediately sold the shares for gross proceeds of $42,000. Because of the share price differences between the two companies, we negotiated with Centrex for a lesser amount of shares to issue. Accordingly, a total of 400,000 shares of common stock were issued to Centrex pursuant to this agreement. The 400,000 shares have been assigned by Centrex to Jack Luchese, a principal shareholder of Centrex. Accordingly, the effective selling security holder is Jack Luchese.
(8) Amount represents shares of common stock issued for legal and other services rendered valued at $0.63 per share during May 2003.
(9) These selling security holders are considered to be employees of a registered broker-dealer, and may be deemed to be statutory underwriters. These individuals received warrants as a finder's fee pursuant to the private placements granted in the ordinary course of business. Emergency Filtration has informed them that they may have statutory liability as an underwriter. The selling security holders at the time of the grant, had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

     *   Less than 1% of the total outstanding shares.

Registration Rights

         The selling security holders as listed in Notes (1) and (2) above have the following registration rights:

- Emergency Filtration is required to file a registration statement with the Securities and Exchange Commission and use its best efforts to ensure that such registration statement is declared effective within 90 days from the filing date. In the event the registration statement is not declared effective within 90 days, Emergency Filtration shall pay to the investor a cash amount equal to 2% of the outstanding principal amount of investment per month as liquidated damages. Emergency Filtration shall keep the registration statement "evergreen" for at least 2 years from the anniversary date of the closing.
- No undercut - within 180 days from the date that the investor may legally sell the stock in the open market, if Emergency Filtration issues additional common stock priced below the $0.18 per share, additional shares to make up the difference shall be automatically issued to the investor at no further cost to the investor.
- Look back clause - Upon completion of the registration, the average of the bid and ask prices for the prior 3 days of trading must be at or above the $0.18 per share. If the average price is below that price, additional shares to make up the difference shall be automatically issued to the investor at no further cost to the investor. Starting 120 days from the date of effective registration, if any average ten trading days' closing bid is below $0.18, then Emergency Filtration agrees to issue additional common stock to make up the difference between the investor's total net exit price and 120% of the original investment.

Item 8. Plan of Distribution

     We are registering securities on behalf of the selling security holders. All costs, expenses and fees in connection with the registration of such securities will be paid by us. Our estimate of such costs, expenses and fees is $25,000. Brokerage commissions and similar selling expenses, if any, attributable to the sale of securities will be paid by the selling security holders.

     The selling security holders may sell up to 7,852,142 shares of common stock from time to time. Each selling security holder may sell his or her shares in market transactions, to a broker-dealer, including a market maker, who purchases the shares for its own account, in private transactions, or by gift. Each selling security holder may also pledge his shares from time to time, and the lender may sell the shares upon foreclosure.

     The decision to sell any securities is within the discretion of the selling security holder. Each is free to offer and sell his or her securities at times, in a manner and at prices as he determines.

     Each selling security holder may sell the shares at a negotiated price or at the market price or both. He may sell his shares directly to a purchaser or he may use a broker. If a broker is used, the selling security holder may pay a brokerage fee or commission or he may sell the shares to the broker at a discount from the market price. The purchaser of the shares may also pay a brokerage fee or other charge. The compensation to a particular broker-dealer may exceed customary commissions. We do not know of any arrangements by the selling security holders for the sale of any of their shares.

     Each selling security holder and broker-dealers, if any, acting in connection with sales by the selling security holder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commission received by them and any profit on the resale by them of the securities may be deemed to be underwriting discounts and commissions under the Securities Act.

     We have advised the selling security holders that the anti-manipulative rules under the Exchange Act, which are set forth in Regulation M, may apply to his sales in the market. We have furnished the selling security holders with a copy of regulation M, and we have informed them that they should deliver a copy of this prospectus when they sell any shares.

Item 9. Legal Proceedings

     Emergency Filtration is not subject to any pending legal proceedings.



Item 10. Directors, Executive Officers, Promoters and Control Persons

     The members of the Board of Directors of Emergency Filtration serve until the next annual meeting of the stockholders, or until their successors have been elected. The officers serve at the pleasure of the Board of Directors. Information as to the directors and executive officers of Emergency Filtration is as follows:

         Name                               Age               Position                           Held Since
         -----------------------            ---               ------------------                 ---------------------
         Douglas K. Beplate                 48                President, Director                July 2000

         Peter Clark                        51                Secretary, Treasurer               June 1997

         Steve M. Hanni                     35                Chief Financial Officer            November 2002

         Frank Corsini                      55                Director                           July 2002

         Thomas Glenndahl                   56                Director                           May 2002

         Dr. Raymond C.L. Yuan              59                Director                           December 1997

         Sherman Lazrus                     69                Interim CEO, Chairman,             June 2001
                                                              Director                           December 1998

     The principal occupation and business experience for each of the present directors and executive officers of Emergency Filtration are as follows:

     Douglas K. Beplate, President, signed an agreement with Emergency Filtration in 1996 whereby he provided consulting services and was subsequently appointed to his present position and elected to the Board of Directors in July, 2000. Mr. Beplate is the co-founder of Emergency Filtration. He is also an officer of Emergency Filtration whose responsibilities include product design, research and development, patent work and production. Prior to his position with Emergency Filtration, he was a consultant to various medical products firms from 1993 to 1996 where he was involved in research and development, and product design. Mr. Beplate is also an experienced entrepreneur and business manager. He was Founder of Kinder tot, Inc. (1990-1993). He has directed and managed all aspects of a $10 million budget for a $100 million sporting goods company, Udicso, d.b.a. Sunset (1980-1986) including advertising, merchandising, promotions, markdowns, vendor relations and inventory control of 50 stores in six states.

     Mr. Clark joined Emergency Filtration in 1995, and was subsequently appointed Secretary/Treasurer and elected to the Board of Directors in 1997. He resigned from the board in 2002. Mr. Clark has more than 17 years experience in product development, sales and marketing. He began his career in 1981 as a buyer for Udisco, d.b.a. Sunset Sports Center of Salt Lake City, UT, and remained in that position until 1986. In 1986, Mr. Clark became Merchandise Coordinator, Western Region for Herman's Sporting Goods, Inc. of Carteret, NJ and was subsequently promoted to Merchandise Director in 1989. He held this position until joining Emergency Filtration. Mr. Clark graduated from Colorado State University in 1975 with a Bachelor of Science degree in Exercise and Sports Science.

     Steve M. Hanni, Chief Financial Officer, was appointed as the CFO on a part-time basis during November 2002. He has worked extensively with Emergency Filtration over the past five years as an outside auditor or financial consultant. Mr. Hanni currently devotes approximately 25% of his time with Emergency Filtration Products. He is also currently a partner in the accounting firm of Stayner, Bates & Jensen, PC in Salt Lake City, Utah. He was formerly an audit partner with HJ & Associates, LLC from 1997 to 2001 where he served as Emergency Filtration's outside auditor. He received his BA from Weber State University in 1993 and an MA in Accounting from Weber State University in 1994. He has worked extensively with small public companies in numerous industries.

     Frank Corsini, Director, was appointed as a director in July 2002. He has acquired extensive international business and finance experience and currently serves as Managing Partner of Euro Pacific Capital, an investment advisory company. Prior to his current position, he served as an executive with ION Capital Partners Bear Stearns, specializing in private banking and asset management until January 2003. Prior to Bear Stearns, he has held positions as CEO of Conversient Technologies (2000), co-founder of Zowi Corporation, founder of Intelligent Choice Refreshment Company (1993-1997), President and COO of Vitafont International Corporation (1990-1993) and founder and CEO of California Healthcare Technologies. In addition to private sector experience, Mr. Corsini has also served as Assistant to the Director, Office of Business, Research and Analysis of the US Department of Commerce and the White House from 1974 to 1975 where he assisted the Director in coordinating economic, business and policy recommendations for the Department and the Secretary of Commerce. Mr. Corsini graduated Georgetown University in 1969 with a Bachelor degree in Economics.


     Thomas Glenndahl, Director, was appointed as a director in May 2002. He was born in Sweden in 1946 and educated in the United States and Europe and resides in Waterloo, Belgium and Tiburon, California. He graduated with a Masters degree of Business Administration in international marketing from Gothenburg School of Economics in 1970. His professional experience includes: Commercial Attache with the Swedish Chamber of Commerce in Paris, France (1970-1971); Investment Banker with Barkley Securities, London and England (1972-1974), US Director of Interstudy, San Francisco (1974-1977), CEO of Sitzmat, Inc., San Francisco (1977-1981), and; Founder of the ASPECT International Language Schools in San Francisco, CA (1982) which was sold to Sylvan Learning Systems in 1998. Since 1998, Mr. Glenndahl has acted as an independent investor and consultant. He currently serves as a Director of Harling Properties in Sweden, Aksu Pharmaceuticals in Turkey, Transnico International Group SA and Transnico Technologies Group SA in Belgium. He is also a partner in the MVI Group in Scandinavia and Switzerland.

     Dr. Raymond C.L. Yuan, Director, was elected to the Board in December, 1997. Since 1993, Dr. Yuan has served as Managing Director of AsiaWorld Medical Technology Limited, an exclusive master distributor of advanced medical and healthcare  products  in South East Asia,  including  the  People's  Republic of
China.  In  addition,  Dr. Yuan  currently  serves in the  following  positions:
President  of the  MedNet  Group  located in Hong  Kong,  a group of  healthcare education and communications companies; Managing Director of Bio_health Consultancy Limited (Hong Kong), a consulting firm specializing in bio_health and biotechnology consulting to medical institutions; and Executive Director of Financial Resource International, Limited located in Hong Kong, an international investment banking firm. Dr. Yuan graduated form the University of California, Berkeley in 1967 with a Bachelor of Science degree in Chemistry. He subsequently received a Masters degree in Physical Chemistry from Columbia University in 1968 and a Ph.D. in Chemical Physics from Columbia University in 1972. Dr. Yuan was also a National Health Institute Postdoctoral Fellow at Yale University in 1972 and a Rudolph J. Anderson Fellow at Yale University in 1974. Dr. Yuan also received a Master of Business Administration degree from Stern School of Business Administration, New York University in 1983.

     Sherman Lazrus, Director, Interim CEO, was elected to the Board in December 1998, and appointed as Interim Chief Executive Officer in June 2001. Mr. Lazrus has nearly 40 years' experience in government and private sector health care and health care finance. Mr. Lazrus presently also serves as President of American Medical Capital, a division of American Medical Enterprises, LLC located in Bethesda, Maryland, a financial services and investment banking company specializing in the healthcare industry, a position he has held since 1991. From 1976 through 1991, Mr. Lazrus held management positions in private sector health care and health care finance companies. From1975 to 1976, Mr. Lazrus served as Deputy Assistant Secretary of Defense for Health Resources and Programs where his principal responsibility was the development of policies and legislation concerning operation of the military health care system and the CHAMPUS program covering approximately 10 million people with annual operation costs of approximately $3.5 billion. From 1973 to 1975, Mr. Lazrus served as Director, Office of Policy Coordination, Office of Assistant Secretary of Health where he was responsible for Medicare and Medicaid policy matters.

     (5) Other directorships

         None

     (c) Family relationships

         None

     (d) Involvement in certain legal proceedings

         None

Item 11. Security Ownership of Certain Beneficial Owners and Management

         The following table sets forth information as of May 30, 2003, with respect to common stock of Emergency Filtration owned by, the directors and officers of Emergency Filtration, and other individuals who own more than 5% of the outstanding and voting common stock.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         Title of Class   Name and Address           Number of Shares   % of Class
         ---------------  ----------------           ----------------   ----------
         Common           Douglas K. Beplate            5,201,711          17.81%
                          2254 Candlestick Avenue
                          Henderson, NV 89052

         Common           Peter Clark                   1,473,524           5.05%
                          175 Cassia Way, Suite A115
                          Henderson, Nevada 89014

         Securities Ownership of Officers and Directors
         ----------------------------------------------
         Common           Douglas K. Beplate            5,201,711          17.81%
                          President, Director

         Common           Peter Clark                   1,473,524           5.05%
                          Secretary/Treasurer

         Common           Dr. Raymond C.L. Yuan           235,000           0.80%
                          Director

         Common           Sherman Lazrus                  525,000           1.80%
                          CEO, Director

         Common           Steve M. Hanni                  100,000           0.34%
                          Chief Financial Officer

         Common           Frank Corsini                   100,000           0.34%
                          Director

         Common           Thomas Glenndahl                330,000           1.13%
                          Director

                          Total (7 persons)             7,965,235          27.27%

     Effective April 1, 2003, Emergency Filtration entered into a preliminary letter of intent on an Agreement For Assignment of Technology with Douglas Beplate, an officer of Emergency Filtration, whereby the officer will assign all of his rights, title and interest in various technology, patents and patent applications to Emergency Filtration. This agreement is entirely separate from the original agreement entered into with Mr. Beplate during 1996. The 1996 agreement and technology transfer were for the dual rotary isolation valve (Respaide) and any amendments to that patent. In conjunction with the technology transfer in 1996 of the dual filtered isolation valve, Emergency Filtration entered into a consulting agreement with Mr. Beplate to continue developing the Respaide product including market validation, testing, approval, molds and ongoing marketing. This new agreement effective April 1, 2003 reflects the purchase of technologies related to hydrophobic and hydrophilic filtration used in a BVM setting, which was developed by Mr. Beplate outside of his Respaide consulting agreement and before he became an officer or director of Emergency Filtration, the rescission of the 5% royalty included in the original agreement on the Respaide technology, and the license of nano coatings on any filter configuration for environmental masks and any other application for US military use only. The nanocoatings technology was also developed by Mr. Beplate outside of his Respaide consulting agreement and before he became an officer or director of Emergency Filtration. In consideration of the assignments, Emergency Filtration issued 3,250,000 shares of outstanding common stock to the officer valued at $0.26 per share plus $130,000 cash. The officer is to receive a 1% royalty on the gross sales of any and all products utilizing the technology. No royalties have been paid or accrued pursuant to this agreement as of the date of this filing.

(b)  Changes in Control

     There are no arrangements that may result in a change in control of Emergency Filtration.

Item 12. Description of Securities

     Emergency Filtration's authorized capital stock consists of 50,000,000 shares, par value $.001 per share. There are 18,103,700 shares of common stock issued and outstanding as of the date hereof.

     Emergency Filtration was initially incorporated with an authorized capital of 2,500 shares of no par value common stock. On July 11, 1996, the Board of Directors of Emergency Filtration unanimously resolved to (i) increase the authorized capital to 50,000,000 shares of common stock, with a proportional increase in the stockholdings of each then-existing stockholder in the ratio of 20,000 shares for one; (ii) increase the par value to one mill ($0.001) per share; and (iii) effect a reverse split of the then-outstanding common stock of Emergency Filtration on the basis of one new share for every 13.0091 shares then issued and outstanding, with fractional shares being rounded up to the next highest number of shares.

     All shares of common stock have equal voting rights and, when validly issued and outstanding, are entitled to one vote per share in all matters to be voted upon by shareholders. The shares of common stock have no preemptive, subscription, conversion or redemption rights and may be issued only as fully-paid and non-assessable shares. Cumulative voting in the election of directors is not permitted, which means that the holders of a majority of the issued and outstanding shares of common stock represented at any meeting at which a quorum is present will be able to elect the entire Board of Directors if they so choose and, in such event, the holders of the remaining shares of common stock will not be able to elect any directors. In the event of liquidation of Emergency Filtration, each shareholder is entitled to receive a proportionate share of Emergency Filtration's assets available for distribution to shareholders after the payment of liabilities and after distribution in full of preferential amounts, if any. All shares of Emergency Filtration's common stock issued and outstanding are fully-paid and nonassessable. Holders of the common stock are entitled to share pro rata in dividends and distributions with respect to the common stock, as may be declared by the Board of Directors out of funds legally available therefore.

     Transfer Agent. The transfer agent for Emergency is American Registrar & Transfer Company, 342 East 900 South, Salt Lake City, Utah 84111.

Item 13. Interest of Named Experts and Counsel

     None

Item 14. Disclosure of Commission Position of Indemnification for Securities Act Liabilities

     Our certificate of incorporation and bylaws provide for indemnification to the full extent permitted by Nevada law of all persons we have the power to indemnify under Nevada law. Nevada law requires a corporation to indemnify a director, officer, employee or agent of the corporation against any expenses incurred in the successful defense of any action, claim or issue arising from service as a director, officer, employee or agent of the corporation. In addition, Nevada law permits a corporation to indemnify such persons in advance of the adjudication of any such action, claim or issue upon a determination that such indemnification is proper in the circumstances. The determination on a case by case basis may be made by the stockholders, or a majority of a quorum of directors not involved in the action or claim, or by independent legal counsel if a majority of a quorum of directors cannot be obtained. Such indemnification is not deemed to be exclusive of any other rights to which those indemnified may be entitled, under any bylaw, agreement, vote of stockholders or otherwise. We have entered into separate written indemnification agreements with our officers, directors, consultants and others. These agreements provide that we will indemnify each person for acts committed in their capacities and for virtually all other claims for which a contractual indemnity might be enforceable.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 15. Organization Within Last Five Years

     N/A

Item 16. Description of Business

(a)  Business Development

     (1)  Form and year of organization

     Emergency Filtration was organized under the laws of the State of Nevada on November 1, 1991, under the name Lead Creek Unlimited. Emergency Filtration filed with the Secretary of State of the State of Nevada a Certificate of Amendment changing its name to Emergency Filtration Products, Inc. on March 8, 1996, pursuant to a Plan or Reorganization. Until February 9, 1996, Emergency Filtration conducted no business. On February 9, 1996, Emergency Filtration entered into an agreement to acquire title to a technology in the emergency respiration equipment field and began continued development, production and sale of this equipment.

     (2)  There have been no bankruptcy, receivership or similar proceedings.

     (3) There has been no material reclassification, merger, consolidation or purchase or sale of assets not in the ordinary course of business.

(b)  Business of Company

     (1)  Principal products or services and their markets

     Emergency Filtration's current product line includes:

- RespAide(TM) CPR Isolation Mask. An internationally patented (within the United States, Australia, Germany, France, United Kingdom and applied for in Canada) dual-filtered vapor isolation valve (VIV) technology currently being marketed in CPR isolation masks to protect emergency response personnel against infectious diseases during mouth to mouth resuscitation. Emergency Filtration has received FDA approval for its RespAide CPR isolation mask incorporating a proprietary filter, and has established manufacturing and distribution of complete units and replacement filters. In tests performed pursuant to the requirements of the FDA testing procedures, these masks were found to be greater than 99.9% effective against bacterial and viral transmission - the highest rating testing labs will issue for medical devices. These masks were introduced in 1997 and are considered our flagship product. They currently account for a significant amount of overall sales. The patents for this product are assigned to Emergency Filtration.

- Disposable Filters for BVMs. The same filter used in the RespAide product described above is ideal for reducing the risk of exposure to airborne pathogens (viruses and bacteria) and equipment contamination during use of bag valve mask
(BVM) resuscitation devices. The disposable filter keeps the equipment contaminant-free, thereby reducing risk of exposure to virus and bacteria to emergency response personnel. The filter is placed between the bag valve and the mask and is single use. Emergency Filtration has received FDA 510K approval for the filter as a Class II medical device. The filter was introduced in 1997 as a component of the RespAide device and currently accounts for a significant amount of overall sales. The patents for the filter are assigned to Emergency Filtration.

- Superstat. Emergency Filtration markets Superstat, a hemostatic collagen that provides rapid, safe, effective surgical hemostasis (clotting of the blood) for surgery, trauma and burn wound management. Superstat is a collagen derived, highly purified, acid washed polypeptide material to which a small amount of calcium is added. The resulting mixture is suspended in a de-ionized, bacteria free water, and then freeze dried to produce a porous spongy wafer which melts upon contact with blood. Superstat dissolves in 2 to 3 minutes and does not have to be removed. Emergency Filtration holds the exclusive distribution rights (Emergency Filtration is the only authorized distributor for military customers) to all military medical installations of the United States and all other national governments not in conflict or subject to other legal restrictions with the United States (See Manufacturing and Distribution Agreements below). The original distribution agreement was executed in February 1998 and amended to add international territories in April 2001. The agreement automatically renews for one year periods unless terminated by either party. Superstat sales account for a significant amount of our overall sales.

     Emergency Filtration currently holds military national stocking numbers for the RespAide CPR isolation mask, the replacement filters and for Superstat. These stocking numbers make the products acceptable for inventory in all four branches of the military and the U.S. Coast Guard. These stocking numbers were assigned to Emergency Filtration after completing an acceptance process with the Defense Medical Standardization Board and will remain valid for as long as there is procurement activity associated with these numbers. Emergency Filtration received and fulfilled orders from the U.S. Navy and the Defense Supply Center Philadelphia for the products during 2002 and 2001.

The following products are in various stages of development, production and market entry for future sale and have not produced any revenue for Emergency Filtration to date:

- Breathing Circuit Filters. To extend its market reach from emergency response sites to the vast number of respiratory procedures conducted within medical facilities, Emergency Filtration has introduced two new configurations of its technology, a one-way and a two-way breathing circuit filter for applications where ambient air flow must pass evenly in both directions while still protecting equipment and hoses. The filters are used inline with circuitry, hoses and anesthesia, ventilation and respiratory equipment. The use of the filter serves to remove viruses and bacteria from the airflow, control the moisture delivered to the patient and keep equipment contaminant free. Emergency Filtration has received FDA 510K approval for the filters as Class II medical devices. The breathing circuit filter was introduced in 2002, however this product does not account for any sales to date. In an effort to promote market entry, additional configurations with variations of moisture output are being developed. No additional FDA filings will be required. The patents for the filters are assigned to Emergency Filtration.

- ELVIS BVM. Emergency Filtration has designed another configuration of their technology called ELVIS (Emergency Life Support Ventilation and Intubation System) for the BVM market. The product is a self-contained nebulizer (a device that delivers medicine in aerosol form) and a bag with built-in CO(2) monitoring capabilities. Patents have been granted for this product and Emergency
Filtration  has  executed  an  agreement  whereby  it  acquired  the  rights for commercial exploitation of the patents. A working prototype is currently being worked on although the completion date is currently unknown. Upon completion of a working prototype, Emergency Filtration will determine the marketing plan for the product. Emergency Filtration is currently negotiating manufacturing arrangements, the outcome of which is also currently unknown. An 510K application will likely be filed with the FDA at a later date. A product submitted to the FDA under a 510K application will be subject to an approval process that will last an indeterminate amount of time and may or may not be approved. Emergency Filtration plans to introduce ELVIS in the future. ELVIS currently does not account for any of our sales.

- Personal Environmental Mask. Another configuration of Emergency Filtration's technology is a personal environmental mask designed to address concerns of biological contamination in a workplace or other environment. The mask possesses a disposable filter using our technology and an enhanced matrix of charged nanoparticles designed to protect the user from possible inhalation of biological contaminants. The prototype and molds have been completed. Emergency Filtration intends to initially market these masks in the Asian markets. Emergency Filtration has recently entered into an agreement with a Taiwan based company for the manufacture, distribution, marketing and sales of the environmental masks in the Asian markets (See Manufacturing and Distribution Agreements below). The Taiwan based company has just recently begun production of the masks and is currently pursuing marketing activities. Emergency Filtration will not seek FDA approval for this product at the present time. Emergency Filtration has in addition, recently acquired the license to manufacture and distribute these personal protection masks enhanced with nanoparticles. The masks are intended to be introduced in the near future but currently do not account for any sales.

     Manufacturing and Distribution Agreements

     Emergency Filtration contracted in December 1997 with Westmed, an FDA manufacturing facility in Tucson, AZ, for the manufacture and production of its proprietary filter products. An FDA manufacturing facility is an establishment that has applied for and received acceptance by the FDA and passed its FDA inspections to maintain compliance as an FDA manufacturing facility. All materials for the manufacturing and packaging is supplied by Emergency Filtration. The agreement with Westmed will remain in effect until terminated by either party. Distribution, warehousing and order fulfillment for the RespAide products are managed at Emergency Filtration's Henderson, NV facility.

     The Superstat products are manufactured by Superstat Corporation, also an FDA manufacturing facility, in Rancho Dominguez, CA, and drop shipped to Emergency Filtration's customers from that facility. Emergency Filtration has an exclusive distribution agreement with Superstat Corporation whereby Emergency Filtration has the rights to distribute the Superstat product to all US military medical installations and military medical installations of other national governments not in conflict with US restrictions. Emergency Filtration pays Superstat Corporation once the product is drop shipped to the final customer. The agreement, signed in January 1998 and amended in 2001 to add international governments, was originally for one year, but has been renewed annually for one year periods until terminated by either party.

     Emergency Filtration entered into a "Manufacturing and Distribution Services Agreement" during April 2003 with a Taiwan based company (the "Contractor") whereby the Contractor will manufacture, distribute, market and sell Emergency Filtration's new environmental mask to the Asian markets. Emergency Filtration will compensate the Contractor based upon certain criteria as to whether or not the Contractor has provided distribution services subsequent to the manufacture of the product. The fees include a distribution fee of approximately 5% of the selling price, a margin fee of approximately 42.5% of the applicable profit margin, and an oversight fee of approximately 15% of the applicable profit margin to an outside company for management and advisory services related to the distribution of the product. The Contractor will arrange for and oversee inventory and storage of the masks following completion of manufacturing and prior to shipment and will arrange for and oversee shipping and transport of the masks to customers in the Asian markets. The Contractor will also identify customers in the Asian market and assist Emergency Filtration in pursuing those customers. The Contractor will also invoice and receive payments from any Asian customers and subsequently forward the collected funds to Emergency Filtration, less their applicable fees and costs. Pursuant to the terms of the agreement, Emergency Filtration will recognize an approximate 40% profit margin on environmental mask product sales in the Asian markets. The agreement will remain in effect unless terminated by either party.

     Additional Potential Applications


     Emergency Filtration believes its technology may have application for the following products, although we do not market or sell these products or applications at the present time and do not have any plans or contracts to do so in the near future:

     - air filtration systems for semiconductor manufacturing and laboratory "clean rooms".
     - heating, ventilating and air conditioning (HVAC) filters for use in commercial and residential buildings, airplanes, and motor vehicles.

     Product development remains an important part of our business but our primary focus at the present time is on increasing our product sales.

     (2)  Distribution methods of the products or services.

     To reach the market, Emergency Filtration has entered into contractual arrangements with a number of U.S. and international suppliers. The agreements are non-exclusive with no minimum order requirements with the exception of one agreement which is for a configuration of an Automated External Defibrillator
(AED) Prep Kit which includes the RespAide device. The agreement is exclusive as Emergency Filtration is prohibited from selling or reproducing the product itself or through agents and the distributor is prohibited from reproducing the product in any form. The distributor is not expressly prohibited, however, from selling competing products worldwide. The agreement is for all territories with no restrictions and automatically renews on a yearly basis unless terminated by either party. Termination provisions include insolvency, material breach and failure to meet standards. The agreement also requires yearly orders of a minimum of 1,000 units equal to approximately $10,000. The total revenue generated from these agreements represents approximately 5-10% of overall sales during 2001 and 2002.

     As previously explained, Emergency Filtration has also entered into an exclusive distribution agreement with Superstat Corporation for the distribution of the Superstat product and has just recently entered into a Manufacturing and Distribution Agreement with a Taiwan based company for the distribution of the personal environmental masks in the Asian markets (See Manufacturing and Distribution Agreements above).

     Emergency Filtration intends to firmly establish its reputation for supplying a high quality medical air filter, and then begin aggressively commercializing the technology in the HVAC category. Emergency Filtration estimates that the addition of HVAC applications will increase the total addressable market for dual-filtered vapor isolation valve technology.

     (3)  Status of any publicly announced new product or service.

     As described above, Emergency Filtration has just recently signed a Manufacturing and Distribution Services Agreement with Weise Labs, Inc. (dated April 30, 2003) for the manufacture and distribution of personal protection masks in the Asian market. Emergency Filtration has just begun to lease a facility, produce molds, purchase raw materials and has just recently commenced production of the new masks for future sale.

     (4) Competitive business conditions and Emergency Filtration's competitive position.

     The medical device industry is a highly competitive sector of the health care industry and there are a large number of established and well financed entities with significantly greater financial resources, technical expertise and in-depth managerial capabilities than Emergency Filtration. Competitors include two major manufacturers of CPR devices, Laerdal and MDI (both internationally based companies) and two major manufacturers of hemostatic collagens, Johnson & Johnson and MedChem Products, Inc. A major competitor in the personal protection mask market is 3M Corporation and a major competitor in the breathing circuit filter market is PALL Corporation. Although Emergency Filtration has achieved patent protection for the RespAide products, there is no assurance that other entities may not compete in or enter the medical and commercial market in competition with Emergency Filtration.


     Although the medical device industy is highly competitive, Emergency Filtration's Respaide and disposable filter products are believed to show highly efficient filtration, filter exhaled breath in both directions, are considered easy to use, and have ISO specification of ports for use with BVM and endotracheal tubes. Emergency Filtration's Superstat product is considered to be safe and easy to use, leaves no residue and does not need to be removed after use, and dissolves on contact with blood. Emergency Filtration's competitive weaknesses for their existing product line, however, include product price and availability.


     (5) Sources and availability of raw materials and the names of principal suppliers.

     The raw materials utilized in the production of Emergency Filtration's proprietary products are readily available from a variety of manufacturers including 3M Corporation and Versal.

     (6)  Dependence on one or a few major customers.

     The majority (approximately 80-90% annually) of Emergency Filtration's sales have been to the U.S. military. If the orders from the military were to decrease or increase, it would have a material impact on Emergency Filtration's operations.

     (7)  Patents,  trademarks,   licenses,  franchises,   concessions,  royalty
          agreements or labor contracts.

     On February 9, 1996, Emergency Filtration entered into an Agreement with Douglas K. Beplate, President of Emergency Filtration, whereby Mr. Beplate granted to Emergency Filtration all rights, including patent rights, to the commercial exploitation of a dual filtered rotary isolation valve. On June 18, 1996 once the notification that the patent would be issued, Douglas K. Beplate executed the Assignment of Invention, assigning to Emergency Filtration all rights to exploit the dual filtered rotary isolation valve technology.


     Effective April 1, 2003, Emergency Filtration entered into a preliminary letter of intent on an "Agreement For Assignment of Technology" with Douglas Beplate whereby Mr. Beplate will assign all of his rights, title and interest in various technology, patents and patent applications to Emergency Filtration. This agreement is entirely separate from the original agreement entered into with Mr. Beplate during 1996 as described above. The 1996 agreement and technology transfer were for the dual rotary isolation valve and any amendments to that patent. This new agreement effective April 1, 2003 reflects the technologies of hydrophobic and hydrophilic filtration used in a BVM setting, the rescission of the 5% royalty included in the original agreement on the Respaide technology, and the license of nano coatings on any filter configuration for environmental masks and any other application for US military use only. Mr. Beplate is to receive a 1% royalty on the gross sales of any and all products utilizing this acquired technology. No royalties have been paid or accrued pursuant to this agreement as of the date of this filing.

     Emergency Filtration's United States patents are as follows:

         Patent No./
         Patent App. No.         Description                                                    Expiration
         5,575,279               Dual-filtered Rotary Isolation Valve for Resuscitation         11/2016
         6,375,854               Combined Hydrophobic-hydrophilic Filter for Fluids             4/2023
                                 (Smaller to Larger)
         10/128,367              Combined Hydrophobic-hydrophilic Filter for Fluids             Pending
                                 (Larger to Smaller)
         6,062,217               Portable Emergency Safety Resuscitator                         5/2020
         6,276,363               Portable Emergency Safety Resuscitator                         8/2021
         09/934,016              Medical Port for Emergency Safety Resuscitator                 Pending

         Emergency Filtration's international patents are as follows:

         Patent No./
         Patent App. No.       Country               Description                                Expiration
         2,246,770             Canada                Dual-filtered Rotary Isolation Valve       11/2017
         723311                Australia             Dual-filtered Rotary Isolation Valve       11/2017
         96945105.3            France                Dual-filtered Rotary Isolation Valve       11/2017
         69610644              Germany               Dual-filtered Rotary Isolation Valve       11/2017
         0873151               U.K.                  Dual-filtered Rotary Isolation Valve       11/2017
         PCT/US02/26347        International         Medical Port for Emergency Safety          Pending
                                                     Resuscitator

     (8)  Need for any government approval of principal products or services


     Emergency Filtration has received Food and Drug Administration ("FDA") approval for its RespAide CPR isolation mask and vapor isolation valve (disposable filter for BVM's) and the breathing circuit filters. Compliance with the approval of the devices requires that they be manufactured in an FDA approved manufacturing facility. Emergency Filtration currently uses Westmed, an approved facility. Emergency Filtration will likely file a 510K application for the new ELVIS product in the future. If an application is filed, there is an evaluation process that may or may not result in approval to market the device in the United States. Emergency Filtration is required to register on a yearly basis with the FDA as a manufacturer but is not subject to inspections at the present time.


     (9) Effects of existing or probable governmental regulations on the business.

     Emergency Filtration is not aware of any existing or probable governmental regulations on business in addition to the FDA regulation which is discussed in detail above.

     (10) Research and Development expenditures during each of the last two fiscal years.

     The Research and Development expenditures for the last two years were as follows:

     - 2002 ($12,206) These costs are prototype development costs associated with the new products such as materials, supplies, consulting fees, etc. - 2001 ($15,797) These costs are prototype development costs associated with the new products such as materials, supplies, consulting fees, etc.

     (11) Costs and effects of compliance with environmental laws.

     Emergency Filtration is not aware of any cost or effect of compliance with environmental laws.

     (12) Number of total employees and number of full time employees.

     Emergency Filtration has 2 full time and 2 part time employees. Emergency Filtration has oral agreements with Douglas K. Beplate, President, and Peter Clark, Secretary/Treasurer, calling for salary payments of $96,000 per year, and $72,000 per year, respectively. The above salaries have been paid through September 30, 2002 through the issuance of common stock. The remaining amounts are being accrued, and may be paid through the issuance of additional stock or in cash if Emergency Filtration has funds to pay the accrued amounts. Any accrued amounts are non-interest bearing and subject to change only upon approval by the Board of Directors. All other employees are hourly and at-will.

     Emergency Filtration also retains the services of one full time consultant (Ms. Wendy Harper) pursuant to an oral consulting arrangement at an estimated annual cost of $72,000. The consultant provides ongoing accounting, secretarial and general managerial consulting to Emergency Filtration.

(c)  Reports to security holders

     The public may read and copy any materials Emergency Filtration files with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

     Emergency Filtration's website is http://www.Emergencyfiltration.com

Item 17. Management's Discussion and Analysis or Plan of Operation

     General

     Since our inception, Emergency Filtration has been involved in the development of its technology. During this time revenues have not been adequate to cover operating expenses. Without adequate revenues to offset expenditures, we have reported a loss in each of our years of existence. To date, Emergency Filtration has funded itself by way of a series of private equity placements. As of the quarter ended June 30, 2003, Emergency Filtration had offset its accumulated deficit in this manner. The most valuable asset of Emergency Filtration is its intellectual property and technology. Emergency Filtration has acquired the rights to certain intellectual property, which property includes title to the patent on a component of an emergency CPR assistance device, called a dual-filtered rotary isolation valve and the rights to certain other technologies related to environmental masks. Rights pertaining thereto include the right to maintain, sell and improve the devices, and to license those rights. Although we believe our technology to be very valuable in the economic sense, this value is not quantified as such on Emergency Filtration's Balance Sheet.

     Emergency Filtration has recently entered into a manufacturing and distribution services agreement with a Taiwan based company whereby this company will manufacture, distribute, market and sell Emergency Filtration's new environmental mask to the Asian markets. Emergency Filtration has advanced funds of approximately $140,000 through June 30, 2003 in order to manufacture molds and to set up a manufacturing facility for production. Emergency Filtration expects future costs, however, to be minimal since costs of distribution and marketing of the products in the future are incorporated into the agreement with the Taiwan company.

Operational Results

----------------------------------------------------
Three Months Ended March 31, 2003
----------------------------------------------------

     Revenues: During the three months ended March 31, 2003, Emergency Filtration reported revenues of $100,956 compared to $95,744 for the three months ended March 31, 2002. This represents a slight increase overall of approximately 5.4%. Revenues have been generated in part from the sale of the emergency CPR assistance device ($50,581 and $41,344 for the three months ended March 31, 2003 and 2002, respectively) and we are now focusing on a marketing-driven sales effort in order to increase revenues that will ultimately cover total expenditures. Additionally, Emergency Filtration generated revenues related to Superstat, a modified collagen hemostat, for which we have exclusive distribution rights to the U.S. government and military. Revenues related to Superstat were $50,375 and $54,400 for the three months ended March 31, 2003 and 2002, respectively. This represents a slight decrease from 2002 to 2003 due to slightly declined revenues from the military. Emergency Filtration recently secured exclusive distribution rights to foreign governments and militaries for SuperStat. For the three months ended March 31, 2003 and 2002, the approximate percentage of revenues derived from sales to the government were 96% and 84%, respectively. Governmental orders from the military are dependent on current foreign affairs and international conflicts and the need for emergency products in the US military.

     Cost of Sales: During the three months ended March 31, 2003, Emergency Filtration reported cost of sales of $64,101 compared to $59,266 for the three months ended March 31, 2002. This represents a slight increase of approximately 8.2%. This increase is relatively consistent with the increase in revenues with a slight increase due to minor margin decreases. Costs as a percentage of sales were 64% for the three months ended March 31, 2003 compared to 62% for the three months ended March 31, 2002. Emergency Filtration expects costs as a percentage of sales to be approximately 62%-67% in the future unless significant changes occur in the cost of materials. The significant components of Emergency Filtration's cost of sales include actual product cost, including outsourced manufacturing and packaging, freight and shipping, and royalties paid on revenues generated.


     Operating Expenses: General and administrative expenditures increased in the first quarter of 2003 as compared to the first quarter of 2002, to $240,538 from $211,858, representing an increase of approximately 13.5%. This increase from 2002 to 2003 was primarily due to increased legal expenses in 2003 related to ongoing operations and increased outside accounting and managerial consulting. These increased services were paid in part through the issuance of common stock. Common stock issued for services totaled $128,920 for the three months ended March 31, 2003 compared to $55,500 for the three months ended March 31, 2002. Emergency Filtration does not expect a significant increase in consulting expenses in the near future. The significant components of our operating expenses include salaries and wages, consulting and other professional services, product and liability insurance and office rent.

     Research and development: Research and development costs increased from $700 to $1,744 during the quarters ended March 31, 2002 and 2003, respectively. Emergency Filtration intends to bring additional products to market during the next twelve months, such as the breathing circuit filters, the ELVIS BVM and personal environmental masks as described previously. The research and development costs for testing, validation and FDA filings for these potential new products are estimated to range from $25,000 to $35,000 during the next twelve months. An additional $60,000 to $70,000 may also be required for the commission of molds for these potential new products. The significant components of our research and development costs include prototype development and materials, governmental filings and laboratory testing.

     Depreciation and amortization expense: Depreciation and amortization expense increased from $8,207 to $8,922 during the three months ended March 31, 2002 and 2003, respectively. Cost of sales, general and administrative expenses, and research and development cost captions do not include any depreciation or amortization costs for each period presented.

     Other Expense: Interest expense increased from $425 to $462 during the three months ended March 31, 2002 and 2003, respectively. Emergency Filtration's interest expense is primarily due to our financing of our liability insurance.


     Net loss. We had a net loss of $214,811 for the three months ended March 31, 2003 or $0.01 per share based on a weighted average of 17,743,300 common shares outstanding, compared to a net loss of $184,712 for the three months ended March 31, 2002 or $0.02 per share based on a weighted average of 11,706,658 common shares outstanding.



Year ended December 31, 2002 compared to year ended December 31, 2001
---------------------------------------------------------------------

     Revenues: During 2002, Emergency Filtration reported revenues of $260,215. This is a decrease of approximately 44% over revenues of $461,216 for the year ended December 31, 2001. This decrease is primarily due to the decline in government revenues overall. The beginning of 2001 showed a significant amount of revenues from the government that have since decreased overall, although revenues have begun to increase recently due to international conflicts in Iraq and other areas in early 2003. Revenues have been generated in part from the sale of the emergency CPR assistance device ($98,130 and $294,119 for the years ended December 31, 2002 and 2001, respectively) and Emergency Filtration is now focusing on a marketing driven sales effort in order to increase revenues that will ultimately cover total expenditures. Additionally, Emergency Filtration generated revenues related to Superstat, for which Emergency Filtration has exclusive distribution rights to the U.S. government and military. Revenues related to Superstat were $162,085 and $167,097 for the years ended December 31, 2002 and 2001, respectively. Emergency Filtration recently secured exclusive distribution rights to foreign governments and militaries for Superstat. For the years ended December 31, 2002 and 2001, the percentage of revenues derived from sales to the government were 80% and 86%, respectively. Governmental orders from the military are dependent on current foreign affairs and international conflicts and the need for emergency products in the US military.

     Cost of Sales: During 2002, Emergency Filtration reported cost of sales of $167,760 compared to $301,935 during 2001. This represents a decrease of approximately 44% which is consistent with the decrease in revenues for the same period. Costs as a percentage of sales were 64% and 65% for the years ended December 31, 2002 and 2001, respectively. Emergency Filtration expects costs as a percentage of sales to be approximately 62% to 67% in the future unless significant changes in the cost of materials occur. The significant components of Emergency Filtration's cost of sales include actual product cost, including outsourced manufacturing and packaging, freight and shipping, and royalties paid on revenues generated.

     Operating Expenses: General and administrative expenditures for the year ended December 31, 2002 as compared to the year ended December 31, 2001 decreased to $1,188,233 from $1,218,135, representing a decrease of approximately 2%. This change is primarily due to the following: 1)During 2001, additional expense of $311,607 was recorded from the granting of common stock options. No options were granted during 2002, and 2) During the year ended
December 31, 2001, Emergency Filtration issued common stock for services rendered totaling $314,322. During the year ended December 31, 2002, Emergency Filtration issued common stock for services rendered to various outside consultants totaling $670,441. Emergency Filtration does not expect to incur additional significant consulting expenses through the issuance of common stock in the near future. The significant components of our operating expenses include salaries and wages, consulting and other professional services, product and liability insurance and office rent.

     During the year ended December 31, 2001, Emergency Filtration recorded expenses associated with the granting of options of $311,607. Included in that amount was an expense of $161,390 for an option provided in an agreement Emergency Filtration entered into with Pacific Investors, Ltd., an unrelated investment firm, for financial advising and placement agent services. On October 24, 2001, Emergency Filtration executed a separate agreement in which the parties agreed to vacate the original agreement. In the terms of the new agreement, the option was canceled and Emergency Filtration agreed to issue to Pacific Investors, Ltd. 60,000 shares of the common stock of Emergency Filtration as the remaining compensation due for consulting services. The remaining amount of $150,217 recorded in 2001 was additional expense as a result of options granted in 2000.

     Research and development: Research and development costs decreased from $15,797 to $12,206 during the years ended December 31, 2001 and 2002, respectively. Emergency Filtration expects research and development costs to increase in the future as Emergency Filtration has plans to pursue the
development  of  additional   products   during  2003  (See  discussion  in  the
Operational Results section for the three months ended March 31, 2003). The significant components of our research and development costs include prototype development and materials, governmental filings and laboratory testing.


     Depreciation and amortization expense: Depreciation and amortization expense increased from $24,783 to $30,143 during the fiscal year ended December 31, 2001 and 2002, respectively. Cost of sales, general and administrative expenses, and research and development cost captions do not include any depreciation or amortization costs for each period presented.

     Other Expense: Interest expense decreased from $8,250 to $2,540 during the years ended December 31, 2001 and 2002, respectively. Emergency Filtration's interest expense is primarily due to our financing of our liability insurance.

     Net loss. We had a net loss of $1,140,667 in 2002 or $0.08 per share based on a weighed average of 13,920,976 common shares outstanding, compared to a net loss of $1,116,307 in 2001 or $0.10 per share based on a weighted average of 10,748,364 common shares outstanding.


Liquidity and Capital Resources - Capital Funding
------------------------------------------------------------------
Cash Requirements


     Through the funds raised during early 2003 of approximately $1,000,000, net of offering costs, (representing the Selling security holders), Emergency Filtration believes that they will now have sufficient funds to operate for the next twelve months. Emergency Filtration may also receive additional funds of up to approximately $585,000 through the exercise of common stock warrants. Following the next twelve months, should revenues fall short, Emergency Filtration will need to raise additional capital for ordinary working capital. As of this time, Emergency Filtration does not anticipate additional funding requirements. These funds will be used for ongoing operations and to fund the research and development objectives as described below.

Research and Development objectives during the next 12 months are:

     1. Emergency Filtration intends to bring additional products to market during the next twelve months, including the breathing circuit filters, the ELVIS BVM bag, and personal environmental masks as previously described. The research and developments costs associated with the ELVIS BVM device will be the most significant. The estimated expense for testing, validation and FDA filings for ELVIS will be approximately $25,000. The research and development costs for the other products are expected to not exceed $10,000.


     2. The commission of molds for Emergency Filtration's new products will require approximately $70,000 over the next twelve months.

These research and development costs are expected to be paid using the funds raised during early 2003.

     Emergency Filtration expects, pursuant to a manufacturing agreement with a company in Taiwan, that a portion of the funds raised during 2003 will be used for additional equipment of approximately $100,000 - $150,000. These costs will also be funded using the proceeds raised from the various private placements during 2003.

     Due to the increased exposure and liability for public entities, the cost of our liability insurance has increased substantially over the past several years. Emergency Filtration's insurance policies cover general/product, directors and officers, and employment practices liability. Currently, the cost of this insurance coverage is approximately $70,000 annually. Emergency Filtration does not expect the cost to increase substantially, however, over the next few years.

     During the current fiscal year 2003, Emergency Filtration has sold approximately 5,900,000 shares of common stock and warrants exercisable for shares of common stock pursuant to various subscription agreements and raised approximately $1,000,000 through these issuances for ongoing operations, additional research and development, molds and other needed operating capital.

     During the three months ended March 31, 2003, Emergency Filtration issued 636,000 shares of common stock, valued at $0.22 per share, for legal, outside accounting and managerial consulting, and marketing services rendered totaling $128,920 and in payment of accounts payable totaling $11,000.

     During the year ended December 31, 2002, Emergency Filtration issued 321,000 shares of common stock, valued at $0.40 per share, for legal, outside accounting and managerial consulting, and marketing services rendered totaling $55,500 and in payment of related parties accounts payable totaling $72,900. The related parties accounts payable consisted primarily of accrued consulting fees.

     Also during the year ended December 31, 2002, Emergency Filtration issued an additional 5,019,275 shares of common stock valued at $0.20 per share, for legal and outside consulting services rendered, unpaid directors fees, payment to officers of Emergency Filtration for advances, unpaid wages and royalties due, in lieu of outstanding debt owed to other outside individuals and to cancel various common stock options outstanding. 713,200 of the shares issued were issued pursuant to an S-8 Registration Statement to various consultants. 60,000 shares of common stock valued at $0.50 per share were issued to a related party in lieu of outstanding debt totaling $30,000 during the year ended December 31, 2002. An additional 400,000 shares were issued during the year ended December 31, 2002 to related parties valued at $0.37 and $0.28 per share, respectively, for services rendered totaling $111,000 and $28,000 respectively.


     At March 31, 2003, we had working capital of $46,903. Emergency Filtration had current assets of $307,028 consisting of cash and cash equivalents of $101,029, accounts receivable of $102,694, inventory of $48,830 and prepaid expenses and other of $54,475. Emergency Filtration's remaining assets consist of property and equipment (net) totaling $37,577, patents, net of accumulated amortization, totaling $75,651 and deposits of $3,462. Accounts receivable are significantly higher at March 31, 2003 ($102,694) as compared to December 31, 2002 ($16,135) because of certain revenues generated in late March 2003 for which cash collections were not received until subsequent to March 31, 2003. The accounts receivable, net of the allowance for doubtful accounts of $8,500, at March 31, 2003 are considered to be fully collectible.

     At March 31, 2003, current liabilities consisted mainly of operating accounts payable totaling $113,708, as well as advances from related parties and accrued wages to various officers and employees totaling $93,594. Accrued expenses totaled $30,615 and a note payable for Emergency Filtration's liability insurance totaled $22,208 at March 31, 2003.


     Net cash used in operations was $138,576 for the three months ended March 31, 2003. Net cash used in operations was $131,625 for the three months ended March 31, 2002. Cash used by our operating activities for the periods ended March 31, 2003 and 2002 was funded primarily by the issuance of common stock for cash and shareholder advances.

     Net cash used in investing activities was $4,871 and $3,230 for the three months ended March 31, 2003 and 2002, respectively, due to the acquisition of additional property and equipment needed for operations and additional expenditures related to Emergency Filtration's patents.

     For the quarter ended March 31, 2003, cash from financing activities totaled $211,552 consisting of $492,000 in proceeds on the issuance of common stock (of which $11,500 was restricted) less stock offering costs of $73,500, repayment of shareholder advances totaling $190,183 and payments on the outstanding note payable totaling $5,265. For the quarter ended March 31, 2002, cash from financing activities totaled $137,913, primarily from advances from shareholders totaling $146,900 and payments on the note payable totaling $8,987.


     At December 31, 2002, Emergency Filtration had a working capital deficit of $346,082. Emergency Filtration had current assets of $146,325 consisting of cash and cash equivalents of $21,424, inventory of $59,382, prepaid expenses and other of $49,384 and accounts receivable of $16,135. Emergency Filtration's remaining assets consist of property and equipment (net) totaling $42,799, patents, net of accumulated amortization, totaling $74,480 and deposits of $3,462. The accounts receivable, net of the allowance for doubtful accounts of $8,500, at December 31, 2002 are considered to be fully collectible.

     At December 31, 2002, current liabilities consisted mainly of operating accounts payable totaling $153,231, as well as advances from related parties and accrued wages to various officers and employees totaling $266,289. Accrued expenses totaled $30,615 and a note payable for Emergency Filtration's liability insurance totaled $42,272 at December 31, 2002.


     Net cash used in operations was $3,516 for the year ended December 31, 2002. Net cash used in operations was $224,942 for the year ended December 31, 2001. Cash used by operating activities for the year ended December 31, 2001 was funded primarily by the issuance of common stock for cash.

     Net cash used in investing activities was $5,981 and $14,477 for the years ended December 31, 2002 and 2001, respectively, due to the acquisition of additional property and equipment needed for operations and additional expenditures related to Emergency Filtration's patents.

     In 2002, cash from financing activities totaled $30,921 consisting of $56,500 in net advances from shareholders and other related parties, of which $25,579 was used as payments on the outstanding note payable. In 2001, cash from financing activities totaled $232,434, primarily from the issuance of common stock for cash totaling $214,022, advances from shareholders totaling $36,400 and payments on the note payable totaling $17,988.


     Emergency Filtration has incurred an accumulated deficit of $7,466,326 as of December 31, 2002 resulting from the continued losses since inception. The report of our independent accountants for our most recent fiscal year ended December 31, 2002 contains an explanatory paragraph relating to Emergency Filtration's ability to continue as a going concern as described in Note 1 to the financial statements. During our current fiscal year 2003, we expect that we will be able to continue measures that will (i) reduce unnecessary cash outflows, (ii) increase revenues through our improved marketing effort; and
(iii) raise additional working capital, if necessary, through the issuance of our stock for services and cash, or other equity or debt financing.


     Emergency Filtration's cost-efficient business model emphasizes: (1) in-house research and development; (2) accumulation of intellectual property assets; (3) ownership of key production equipment; and (4) outsourcing of all manufacturing, distribution, warehousing, and order fulfillment. Accordingly, Emergency Filtration benefits from low overhead, as well as the pricing advantages inherent in proprietary specialty products.

     It is the intent of management to create additional revenues through the development and sales of its emergency respiration equipment and to rely upon additional equity financing if required to sustain operations until revenues are adequate to cover the costs. Management can offer no assurance with respect to its ability to create additional revenues, obtain additional equity financing, if required, or execute its long-term business plan.

Item 18. Description of Property

     Emergency Filtration presently occupies office and warehouse space located at 175 Cassia Way, Suite A115, Henderson, Nevada 89014 under a three year lease agreement. The property consists of approximately 2,484 square feet of offices and 1,404 square feet of warehouse space. The lease began June 1, 2002 and terminates May 31, 2005. Rent in Year 1 is $2,115 per month, includes NNN charges (tax, maintenance, garbage, etc), increasing to $3,798 per month in Year 2 and $3,959 per month in Year 3. Emergency Filtration believes this space will be adequate for its needs through the term of the lease.

Item 19. Certain Relationships and Related Transactions


     The following related party transactions occurred during the years ended December 31, 2002 and 2001 and through the period of the date of this filing, which are required to be disclosed pursuant to Item 404 of Regulation S_B.


     On February 9, 1996, Emergency Filtration entered into an Agreement with Douglas K. Beplate whereby Mr. Beplate granted to Emergency Filtration all rights, including patent rights, to the commercial exploitation of a dual filtered rotary isolation valve for resuscitation. In consideration of the assignment of these rights, Emergency Filtration agreed (i) to pay Mr. Beplate a royalty of 5% of Emergency Filtration's and any licensee's sales of the dual filtered rotary isolation valve and any components thereof, payable quarterly;
(ii) to compensate Douglas K. Beplate for consulting services at market value, for which Douglas K. Beplate was to invoice Emergency Filtration monthly; and
(iii) to deliver to Douglas K. Beplate 19% of the issued and outstanding common stock of Emergency Filtration as of the date of the Agreement. On June 18, 1996, once the notification that the patent would be issued, Douglas K. Beplate executed the Assignment of Invention, assigning to Emergency Filtration all rights to exploit the dual filtered isolation valve technology.


     Effective April 1, 2003, Emergency Filtration entered into a preliminary letter of intent on an "Agreement For Assignment of Technology" with Douglas Beplate whereby he will assign all of his rights, title and interest in various technology, patents and patent applications to Emergency Filtration. This agreement is entirely separate from the original agreement entered into with Mr. Beplate during 1996. The 1996 agreement and technology transfer were for the dual rotary isolation valve and any amendments to that patent. In conjunction with the technology transfer in 1996 of the dual filtered isolation valve, Emergency Filtration entered into a consulting agreement with Mr. Beplate to continue developing the Respaide product including market validation, testing, approval, molds and ongoing marketing. This new agreement effective April 1, 2003 reflects the purchase of technologies related to hydrophobic and hydrophilic filtration used in a BVM setting which was developed by Mr. Beplate outside of his Respaide consulting agreement and before he became an officer or director of Emergency Filtration, the rescission of the 5% royalty included in the original agreement on the Respaide technology, and the license of nano coatings on any filter configuration for environmental masks and any other application for US military use only. The nanocoatings technology was also developed by Mr. Beplate outside of his Respaide consulting agreement and before he became an officer or director of Emergency Filtration. In consideration of the assignments, Emergency Filtration issued 3,250,000 shares of outstanding common stock to the officer valued at $0.26 per share plus $130,000 cash. The officer is to receive a 1% royalty on the gross sales of any and all products utilizing the technology. No royalties have been paid or accrued pursuant to this agreement as of the date of this filing.


Advances From Officers

     During the years ended December 31, 2001 and 2002, Emergency Filtration received periodic advances of $13,400 and $199,400, respectively, from Doug Beplate, President, used for operating funds throughout the year. Mr. Beplate received 714,500 shares of common stock valued at $0.20 per share (market value on date of issuance) on August 15, 2002 in repayment of $142,900 of these advances. The remaining amount, totaling $69,900 at December 31, 2002, was non-interest bearing, due on demand, unsecured, and has been accrued as related party payables at December 31, 2002. Emergency Filtration has not entered into any formalized note agreement relating to these advances. The entire amount of $69,900 was repaid to Mr. Beplate during 2003.

     During the years ended December 31, 2001 and 2002, Emergency Filtration received periodic advances of $9,500 and $0, respectively, from Peter Clark, Secretary/Treasurer, used for operating funds throughout the year. These amounts, totaling $9,500 at December 31, 2002, were non-interest bearing, due on demand, unsecured, and have been accrued as related party payables at December 31, 2002. Emergency Filtration has not entered into any formalized note agreement relating to these advances. The $9,500 was repaid to Mr. Clark during 2003.

Royalty Payments.


     As described above, Emergency Filtration entered into an agreement with Doug Beplate, President, during 1996 to acquire the rights to certain intellectual property, which property includes title to the patent on a component of an emergency CPR assistance device, called a dual filtered rotary isolation value. Emergency Filtration agreed to pay a 5% royalty to Mr. Beplate on any sales related to the patented intellectual property. Royalty expense on this patent for the years ended December 31, 2002 and 2001 was $4,907 and $14,862, respectively, and $2,813 for the six months ended June 30, 2003. Mr. Beplate received 89,223 shares of common stock on August 15, 2002 in payment of accrued royalties from January 1, 2001 through September 30, 2002 totaling $17,845. The 89,223 shares of common stock issued to Mr. Beplate were valued at $0.20 per share which equaled the market value of the shares on the date of issuance.


Stock Options.


     During 2001, Emergency Filtration modified 600,000 vested options of various officers and directors of Emergency Filtration originally accounted for as fixed stock options and originally expiring on various dates between December 2001 and December 2003 to (i) reduce the exercise price to $0.49 per share (a price above the current market price of Emergency Filtration's stock on the date of modification), and (ii) extend the expiration date to June 28, 2004. Accordingly, these options originally were to be accounted for as variable stock options from the date of the modification. Emergency Filtration did not incur any compensation expense during 2001 or 2002 under these variable stock options. Under variable stock options, Emergency Filtration could incur additional compensation expense in the future arising from the excess of the fair market value of Emergency Filtration's stock over the exercise price of the related options. 400,000 of the 600,000 modified stock options were later canceled during 2002.


     Also during 2001, Emergency Filtration granted 1,620,000 stock options, which vested immediately to various employees, officers and directors of Emergency Filtration, at an exercise price of $.53 per share. The weighted average grant date fair value of these options was $0.21.

Canceled Stock Options.

     Emergency Filtration entered into Common Stock Option Rescission Agreements on August 15, 2002 to cancel outstanding stock options for the following individuals:

- Douglas Beplate, President - 1,600,000 outstanding stock options exercisable at prices ranging from $0.49 to $0.75 per share.
- Peter Clark, Secretary/Treasurer - 1,300,000 outstanding stock options exercisable at prices ranging from $0.49 to $0.75 per share.
- Wendy Harper, Consultant - 660,000 outstanding stock options exercisable at prices ranging from $0.53 to $0.75 per share.
- Raymond Yuan, Director - 200,000 outstanding stock options exercisable at prices ranging from $0.49 to $0.75 per share.
- Sherman Lazrus, CEO - 100,000 outstanding stock options exercisable at $0.49 per share.

     For the cancellation and rescission of the common stock options, a total of 100,000 shares of common stock were issued on August 15, 2002, valued at $0.20 per share (equal to the market price on the date of issuance) to the following individuals:

      -     25,000 shares issued to Sherman Lazrus, interim CEO totaling $5,000
      -     25,000 shares issued to Raymond Yuan, Director totaling $5,000
      -     25,000 shares issued to Peter Clark, Sec/Treas. totaling $5,000
      -     25,000 shares issued to Douglas Beplate, President totaling $5,000


     Management of Emergency Filtration determined that it was in the best interest of the shareholders of Emergency Filtration to cancel the outstanding stock options held by these various related parties so as to not dilute the existing shareholders upon exercise of the options as well as to eliminate any additional compensation expense in the future arising from the excess of the fair market value of Emergency Filtration's stock over the exercise price of the related options. In consideration for this, the related parties agreed to accept a nominal amount of shares, valued at $5,000 for each individual, since there was no readily determinable value of the stock options, in lieu of the outstanding options.

Stock Issuances to Related Parties.


     Effective April 1, 2003, Emergency Filtration issued 3,250,000 shares of common stock to Doug Beplate, President, valued at $0.26 per share plus $130,000 cash, pursuant to an "Agreement For Assignment of Technology" whereby Mr. Beplate assigned all of his rights, title and interest in various technology, patents and patent applications to Emergency Filtration, as described previously.

     On August 15, 2002, 714,500 shares of common stock were issued to Doug Beplate, President, valued at $0.20 per share (equal to the market price on the date of issuance) in payment of $142,900 in advances made to Emergency Filtration.

     On August 15, 2002, 1,106,593 shares of common stock were issued to Doug Beplate, President, valued at $0.20 per share (equal to the market price on the date of issuance) in payment of accrued salaries totaling $169,174, royalties due totaling $17,845 and additional compensation totaling $34,300.


     On August 15, 2002, 958,398 shares of common stock were issued to Peter Clark, Sec/Treas. valued at $0.20 per share (equal to the market price on the date of issuance) in payment of accrued salaries totaling $191,680.

     On August 15, 2002, 331,584 shares of common stock were issued to Wendy Harper, outside consultant, valued at $0.20 per share (equal to the market price on the date of issuance) in payment of accrued consulting fees totaling $66,317. Ms. Harper provides outside accounting, secretarial, and general managerial consulting services to Emergency Filtration.

     On September 30, 2001, 174,965 shares of common stock were issued to Wendy Harper, valued at $0.45 per share (equal to the market price on the date of issuance) in payment of accrued consulting fees totaling $79,592.


     On August 15, 2002, 525,000 shares of common stock were issued to the directors of Emergency Filtration valued at $0.20 per share (equal to the market price on the date of issuance) totaling $125,000 as follows:

         -        Doug Beplate              100,000 shares totaling $20,000
         -        Sherman Lazrus            100,000 shares totaling $20,000
         -        Raymond Yuan              100,000 shares totaling $20,000
         -        Frank Corsini             100,000 shares totaling $20,000
         -        Thomas Glenndahl          100,000 shares totaling $20,000
         -        Peter Clark                25,000 shares totaling $ 5,000

     On August 15, 2002, the following shares were issued to various officers and other related individuals valued at $0.20 per share (equal to the market price on the date of issuance) for the cancellation of 3,200,000 common stock options outstanding as mentioned above:

         -   25,000 shares issued to Sherman Lazrus, interim CEO totaling $5,000
         -   25,000 shares issued to Raymond Yuan, Director totaling $5,000
         -   25,000 shares issued to Peter Clark, Sec/Treas. totaling $5,000
         -   25,000 shares issued to Douglas Beplate, President totaling $5,000

     On September 25, 2001, 100,000 shares of common stock were issued to Sherman Lazrus, interim CEO, valued at $0.55 per share (equal to the market value on the date of issuance) in payment of services rendered in connection with being CEO totaling $55,000.


     On August 15, 2002 and October 15, 2002, a total of 300,000 shares of common stock were issued to Sherman Lazrus, interim CEO, valued at an average price of $0.37 per share (equal to the market price on each date of issuance) in payment of services rendered in connection with being CEO totaling $111,000.

     On October 25, 2002, 100,000 shares of common stock were issued to Raymond Yuan, Director, valued at $0.28 per share (equal to market price on the date of issuance) in payment of consulting services rendered totaling $28,000.

Note Payable - Related Party.

     At December 31, 1999, $135,000 was recorded by Emergency Filtration, which represented an amount claimed to be owed to a shareholder and former officer of Emergency Filtration for unpaid wages and reimbursements. The shareholder also claimed that he had legal rights to certain trademarks of Emergency Filtration until he was paid in full. On June 2, 2000, Emergency Filtration entered into a settlement agreement and mutual release with the shareholder, settling on an amount of $146,500. The amount accrued interest at 10% per annum. Principal and interest were to be paid in monthly installments of $1,800 beginning on July 1, 2000 until paid. However, Emergency Filtration made only one monthly interest payment under the agreement during 2000, and defaulted on the remaining interest payments. At December 31, 2000, Emergency Filtration had $146,500 presented as a related party note payable under this agreement. In addition, accrued interest under this agreement of $6,844 was included in accrued expenses at December 31, 2000. Emergency Filtration executed a second settlement agreement and mutual release on September 30, 2001 in which the shareholder accepted 235,000 shares of the common stock valued at $0.68 per share (equal to the market price on the date of issuance) of Emergency Filtration as payment in full.

Except as hereinabove set forth, there have been no related party transactions, or any other transactions or relationships required to be disclosed pursuant to
Item 404 of Regulation S-B.

Item 20. Market for Common Equity and Related Stockholder Matters

     As of March 21, 2003, Emergency Filtration had 189 shareholders of record of its common stock. Emergency Filtration has not paid cash dividends on its common stock. Emergency Filtration anticipates that for the foreseeable future any earnings will be retained for use in its business, and no cash dividends will be paid on the common stock. Declaration of common stock dividends will remain within the discretion of Emergency Filtration's Board of Directors and will depend upon Emergency Filtration's growth, profitability, financial condition and other relevant factors.

     Emergency Filtration's common stock is traded on the NASD'S OTC Bulletin Board under the symbol EMFP. The following table sets forth, for the respective periods indicated, the prices of our common stock in the over the counter market as reported by on the OTCBB for the periods for which this report is being filed. Such over the counter market quotations are based on inter-dealer bid prices, without markup, markdown or commission, and may not necessarily represent actual transactions.

                                                    Bid Quotation
                                                     ------------

         Fiscal Year 2003                  High Bid                  Low Bid
         ----------------                  ------------              -----------
         Quarter ended 6/30/03             $ 0.80                    $ 0.26
         Quarter ended 3/31/03             $ 0.28                    $ 0.18

         Fiscal Year 2002                  High Bid                  Low Bid
         ----------------                  ------------              -----------
         Quarter ended 12/31/02            $ 0.41                    $ 0.23
         Quarter ended 9/30/02             $ 0.43                    $ 0.19
         Quarter ended 6/30/02             $ 0.44                    $ 0.27
         Quarter ended 3/31/02             $ 0.55                    $ 0.30

         Fiscal Year 2001                  High Bid                  Low Bid
         ----------------                  -----------               -----------
         Quarter ended 12/31/01            $ 0.78                    $ 0.31
         Quarter ended 9/30/01             $ 0.56                    $ 0.35
         Quarter ended 6/30/01             $ 0.74                    $ 0.35
         Quarter ended 3/31/01             $ 0.82                    $ 0.30

         Fiscal Year 2000                  High Bid                  Low Bid
         ----------------                  -----------               ----------
         Quarter ended 12/30/00            $ 0.75                    $ 0.31
         Quarter ended 9/30/00             $ 1.13                    $ 0.69
         Quarter ended 6/30/00             $ 1.75                    $ 0.90
         Quarter ended 3/31/00             $ 1.63                    $ 0.60

Trading of our common stock has been limited or sporadic.

Disclosure Regarding the Company's Equity Compensation Plans
------------------------------------------------------------

Emergency Filtration does not have any equity compensation plans that have been approved by the security holders. However, Emergency Filtration's Board of Directors has granted nonqualified stock options to various consultants, employees, officers and directors. These options were not submitted to Emergency Filtration's stockholders for approval.

     The following table summarizes information about equity awards that are outstanding as of December 31, 2002:

                                      Number of Shares of                               Number of Shares of
                                      Common stock to be            Weighted Avg           Common Stock
                                     issued upon exercise          Exercise Price of    Available for Future
                                        Of Outstanding                Outstanding         Issuance (excluding
         Plan Category                      Options*                    Options         shares reflected in *)

         Equity compensation
         Plans approved by
         Security holders                   0                            n/a                       0

         Equity compensation
         plans not approved by
         security holders                   2,245,000                   $0.64                      0

The above outstanding options are described as follows:

Number of                  Exercise                  Expiration
Options                    Price                     Date

700,000                    $0.75                     January 3, 2003
35,000                     $1.00                     March 19, 2003
50,000                     $0.75                     April 25, 2003
700,000                    $0.75                     October 1, 2003
560,000                    $0.53                     January 8, 2004
200,000                    $0.49                     June 28, 2004

Emergency Filtration's Board of Directors has the sole authority to determine the terms of awards and other terms, conditions and restrictions of these non-plan options.

Any shares issued these options shall be subject to resale restrictions as shall be in force at the time of issuance of the shares, including sales volume and timing of the sale.

(b)  Holders

     As of March 21, 2003, there were 189 holders of record of our common stock.

(c)  Dividends

The Board has not declared and does not anticipate declaring any dividends. We have not declared or paid, and for the foreseeable future we do not anticipate declaring or paying, dividends on our common stock.

Item 21. Executive Compensation

                             EXECUTIVE COMPENSATION

                                                              Long Term Compensation
                                                              -------------------------
                     Annual Compensation                       Awards           Payouts
                                             Other        Restricted
Name and                                     Annual       Stock    Options  LTIP    All other
Principal Position  Year  Salary   Bonus($) Compensation  Awards    /SARs   Payout Compensation
------------------  ----  -------  -------  ------------  ------   -------  ------  ---------
Sherman Lazrus      2002  $     0  $111,000(1)         0 $25,000(4)      0       0      0
Interim CEO         2001  $     0   $55,000(1)         0       0   100,000(6)    0      0
                    2000  $     0        0             0       0         0       0      0

Douglas Beplate     2002  $96,000(2)$34,300(3)         0 $25,000(5)      0       0      0
President           2001  $96,000(2)     0             0       0   600,000(7)    0      0
                    2000  $65,480(2)     0             0       0         0       0      0


     (1) Mr. Lazrus has received compensation in the form of shares issued at $.55 per share in 2001 (100,000 shares valued at $55,000). In 2002, Mr. Lazrus received compensation in the form of 300,000 shares issued at $0.37 per share totaling $111,000.

     (2) In 2001, Mr. Beplate received $49,900 in cash and the balance was accrued. In 2002, Mr. Beplate received $169,174 in the form of shares issued at $.20 per share representing accrued salary from 2000, 2001, and through September 30, 2002. Additional 2002 salary of $24,000 has been accrued.

     (3) In 2002, Mr. Beplate also received 171,500 shares issued at $.20 per share representing a bonus totaling $34,300.

     (4) In 2002, Mr. Lazrus also received 100,000 shares issued at $0.20 per share as a directors fee totaling $20,000 and 25,000 shares issued at $0.20 per share for the cancellation of 100,000 stock options. These shares were valued at $5,000.

     (5) In 2002, Mr. Beplate also received 100,000 shares issued at $0.20 per share as a directors fee totaling $20,000 and 25,000 shares issued at $0.20 per share for the cancellation of 600,000 stock options. These shares were valued at $5,000.

     (6) In 2001, Mr. Lazrus received 100,000 options to purchase common stock exercisable at $0.49 per share until June 28, 2004. These options were later canceled during 2002.

     (7) In 2001, Mr. Beplate received 500,000 options to purchase common stock exercisable at $0.53 per share until January 8, 2004 and an additional 100,000 options to purchase common stock exercisable at $0.49 per share until June 28, 2004. All of these options were later canceled during 2002.

Compensation of Directors

     During fiscal 2002, directors received an aggregate of 525,000 shares of stock valued at $105,000 for board service as follows:

         -        Doug Beplate              100,000 shares totaling $20,000
         -        Sherman Lazrus            100,000 shares totaling $20,000
         -        Raymond Yuan              100,000 shares totaling $20,000
         -        Frank Corsini             100,000 shares totaling $20,000
         -        Thomas Glenndahl          100,000 shares totaling $20,000
         -        Peter Clark               25,000 shares totaling $5,000

     Emergency Filtration does not have a standard agreement, however, with its directors for annual director compensation in cash or shares. Director compensation is paid at the discretion of the Board of Directors on an annual basis. In addition, directors are reimbursed for expenses incurred in connection with their services as directors. The shares issued were not pursuant to a Stock Plan, were approved by the Board of Directors, but were not voted on by the shareholders.

                                  Legal Matters

     The legality of the shares offered hereby has been passed upon by Ronald C. Kaufman, 624 South Boston Avenue, 10th Floor, Tulsa, OK 74119.

                                     Experts

     There are no experts having an interest in the shares offered hereby. Ronald C. Kaufman is acting as special counsel to Emergency Filtration Products in connection with the filing of this Registration Statement.


The financial statements as of December 31, 2002 and for each of the two years in the period ended December 31, 2002 included in this Prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to Emergency Filtration's ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                              Available Information

     We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of Emergency Filtration Products, Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

     We are subject to the informational requirements of the Securities Exchange Act of 1934 that require us to file annual and quarterly reports, special reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

Item 22. Financial Statements


                          RESTATED FINANCIAL STATEMENTS
                                 MARCH 31, 2003
                                   (UNAUDITED)


     The restated financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. However, in the opinion of management, all adjustments (which include only normal recurring accruals) necessary to fairly state the financial position and results of operations for the periods presented have been made. These financial statements should be read in conjunction with the accompanying notes, and with the historical financial information of the Company.

EMERGENCY FILTRATION PRODUCTS, INC.
Balance Sheets
March 31, 2003 and December 31, 2002
(Restated - See Note 2)
(Unaudited)
                                                    March 31,    December 31,
                                                      2003          2002
ASSETS                                             -----------   -----------
CURRENT ASSETS
 Cash and cash equivalents                        $     89,529  $     21,424
 Restrited cash                                         11,500             -
 Accounts receivable, net of an allowance for
  doubtful accounts of $8,500 and $8,500,
  respectively                                         102,694        16,135
 Prepaid expenses and other                             54,475        49,384
 Inventory                                              48,830        59,382
                                                   -----------   -----------
   Total Current Assets                                307,028       146,325
                                                   -----------   -----------
PROPERTY AND EQUIPMENT
 Molds                                                 112,850       112,850
 Furniture and office equipment                         47,519        45,292
 Accumulated depreciation                             (122,792)     (115,343)
                                                   -----------   -----------
   Total Property and Equipment                         37,577        42,799
                                                   -----------   -----------
OTHER ASSETS
 Deposits                                                3,462         3,462
 Patents, net                                           75,651        74,480
                                                   -----------   -----------
   Total Other Assets                                   79,113        77,942
                                                   -----------   -----------
TOTAL ASSETS                                      $    423,718  $    267,066
                                                   ===========   ===========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
 Accounts payable                                 $    113,708  $    153,231
 Accounts payable - related parties                     93,594       266,289
 Accrued expenses                                       30,615        30,615
 Note payable                                           22,208        42,272
                                                   -----------   -----------
   Total Current Liabilities                           260,125       492,407
                                                   -----------   -----------
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY (DEFICIT)
 Common stock, par value $0.001; authorized
50,000,000 shares; 18,103,700 and 17,467,700 shares
issued and outstanding, respectively                    18,104        17,468
 Additional paid in capital                          7,362,801     7,223,517
 Stock to be issued                                    463,825             -
 Accumulated deficit                                (7,681,137)   (7,466,326)
                                                   -----------   -----------
   Total Stockholders' Equity (Deficit)                163,593      (225,341)
                                                   -----------   ----------
TOTAL LIABILITIES AND STOCKHOLDERS'
 EQUITY (DEFICIT)                                  $   423,718  $   267,066
                                                   ===========   ==========

The accompanying notes are an integral part of these financial statements.

EMERGENCY FILTRATION PRODUCTS, INC.
Statements of Operations
For the Three Months Ended March 31, 2003 and 2002
(Restated - See Note 2)
(Unaudited)

                                                      2003          2002
                                                   -----------   -----------
NET SALES                                         $    100,956  $     95,744
                                                   -----------   -----------
EXPENSES
 Cost of sales                                          64,101        59,266
 Depreciation and amortization                           8,922         8,207
 Research and development                                1,744           700
 General and administrative                            240,538       211,858
                                                   -----------   -----------
   Total Expenses                                      315,305       280,031
                                                   -----------   -----------
LOSS FROM OPERATIONS                                  (214,349)     (184,287)
                                                   -----------   -----------
OTHER INCOME (EXPENSE)
 Interest expense                                         (462)         (425)
                                                   -----------   -----------
   Total Other Income (Expense)                           (462)         (425)
                                                   -----------   -----------
NET LOSS                                          $   (214,811) $   (184,712)
                                                   ===========   ===========
BASIC LOSS PER SHARE                              $      (0.01) $      (0.02)
                                                   ===========   ===========
WEIGHTED AVERAGE NUMBER OF COMMON
  SHARES OUTSTANDING                                17,743,300    11,706,658
                                                   ===========   ===========








   The accompanying notes are an integral part of these financial statements.

EMERGENCY FILTRATION PRODUCTS, INC.
Statements of Cash Flows
For the Three Months Ended March 31, 2003 and 2002
(Restated - See Note 2)
(Unaudited)
                                                      2003          2002
                                                   -----------   -----------
Net loss                                          $   (214,811) $   (184,712)
Adjustments to reconcile net loss to net
cash (used in) operating activities:
 Depreciation and amortization                           8,922         8,207
 Common stock issued for services                      128,920        55,500
Changes in operating assets and liabilities:
 Accounts receivable                                   (86,559)      (46,630)
 Prepaid expenses and other                            (19,890)       40,464
 Inventory                                              10,552        14,564
 Accounts payable and accounts payable -
  related parties                                       34,290       (19,009)
 Accrued expenses                                            -            (9)
                                                   -----------   -----------
  Net Cash (Used In) Operating Activities             (138,576)     (131,625)
                                                   -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES
 Acquisition of property and equipment                  (2,228)       (2,290)
 Patent costs                                           (2,643)         (940)
                                                   -----------   -----------
  Net Cash (Used In) Investing Activities               (4,871)       (3,230)
                                                   -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES
 Increase in restricted cash                           (11,500)            -
 Proceeds from stock to be issued                      492,000             -
 Stock offering costs                                  (73,500)            -
 Advances from shareholders                                  -       146,900
 Repayments of advances from shareholders             (190,183)            -
 Payment on note payable                               (5,265)       (8,987)
                                                   -----------   -----------
  Net Cash Provided by Financing Activities            211,552       137,913
                                                   -----------   -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS               68,105         3,058
CASH AND CASH EQUIVALENTS AT BEG OF PERIOD              21,424             -
                                                   -----------   -----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD
                                                  $     89,529  $      3,058
                                                   ===========   ===========
SUPPLEMENTAL CASH FLOW INFORMATION
 Cash Paid For:
 Interest                                         $        462  $        425

 Non-Cash Investing and Financing Activities
  Common stock issued for services                $    128,920  $     55,500
  Common stock issued for accounts payable        $     11,000  $     72,900
  Non-cash reduction in note payable              $     14,799  $          -
  Accounts payable - related parties
   exchanged for stock to be issued               $     45,325  $          -

   The accompanying notes are an integral part of these financial statements.

EMERGENCY FILTRATION PRODUCTS, INC.
Notes to the Restated Financial Statements
March 31, 2003 and December 31, 2002

NOTE 1 _ BASIS OF PRESENTATION

The financial information included herein is unaudited and has been prepared consistent with generally accepted accounting principles for interim financial information and with the instructions to Form 10_QSB and Item 310(b) of Regulation S_B. Accordingly, these financial statements do not include all information and footnotes required by generally accepted accounting principles for complete financial statements. These statements should be read in conjunction with the audited financial statements and notes thereto included in the Company's annual report on Form 10_KSB for the year ended December 31, 2002. In the opinion of management, these financial statements contain all adjustments (consisting solely of normal recurring adjustments) which are, in the opinion of management, necessary for a fair statement of results for the interim period presented.

The results of operations for the three months ended March 31, 2003 and 2002 are not necessarily indicative of the results to be expected for the full year.

NOTE 2 - CORRECTION OF AN ERROR

Subsequent to the original issuance of the March 31, 2003 and December 31, 2002 financial statements, management of the Company discovered an error regarding the initial recording of certain patent rights acquired during June 2000. This resulted in the overstatement of capitalized patent costs in the amount of $81,666 and $83,333 as of March 31, 2003 and December 31, 2002, respectively, and the overstatement of related party accounts payable in the amount of $100,000 at March 31, 2003 and December 31, 2002. The error also resulted in the overstatement of the net loss resulting from overstated amortization on the patent costs for the three months ended March 31, 2003 and 2002 totaling $1,667 and $1,667, respectively. Consequently, the restated total stockholders' equity (deficit) at March 31, 2003 and December 31, 2002 was $163,593 and $(225,341),
respectively, compared with the previously reported stockholders' equity (deficit) of $145,259 and $(242,008) at March 31, 2003 and December 31, 2002,
respectively.

As discussed in Note 3 to the Company's December 31, 2002 Restated Financial Statements, on June 28, 2000 the Company entered into a written agreement whereby the Company was assigned the rights to a new portable emergency safety resuscitator (the "BVM Bag"). The written agreement provided that the assignor was to receive 120,000 shares of common stock as consideration for the rights to the technology. Based upon the written agreement at the time, the Company recorded this transaction at a $120,000 value (120,000 shares at the market value on the date of issuance of $1.00 per share), resulting in $120,000 of capitalized patent costs, a $100,000 liability for the unissued 100,000 shares and $20,000 in equity.

EMERGENCY FILTRATION PRODUCTS, INC.
Notes to the Restated Financial Statements
March 31, 2003 and December 31, 2002

NOTE 2 - CORRECTION OF AN ERROR (Continued)

Subsequent to the issuance of the March 31, 2003 and the December 31, 2002 financial statements, management of the Company discovered that a verbal agreement had been entered into between the Company and the assignor shortly after the original agreement was executed. This verbal agreement has not previously been reflected in the Company's financial statements. The Company did not issue any of the shares under the written agreement upon execution of the written agreement. Prior to the issuance of any shares under the written agreement, the Company determined that the technology underlying the patent was not fully developed, able to be manufactured or marketed. At this time, the verbal agreement was entered into between the two parties.

This verbal agreement was made effective retroactive to the date of the original written agreement. The verbal agreement reduced the number of shares to be issued upon the assignment of the patented technology to 20,000 shares with the remaining 100,000 shares to be issued to the assignor only upon the successful completion of a BVM Bag technology product that was fully developed and ready for market. Both the Company and the assignor have performed under the guidelines of the verbal agreement since its inception. The verbal agreement has now been executed in writing by both parties during September 2003 with an effective date of June 28, 2000.

Accordingly, the Company has restated the financial statements to properly record the transaction as the issuance of only 20,000 shares of common stock rather than the original 120,000 shares of common stock thus reducing the capitalized patent costs by $100,000 with a corresponding reduction in a $100,000 liability. The remaining issuance of 100,000 shares represents a contingent share issuance for which the performance objective has not been satisfied; accordingly, the equity fair value recorded to date for this contingent share issuance is $0. Management has determined that such contingency will not be satisfied until the successful completion of the BVM Bag products.

In addition, the financial statements have been restated to reverse amortization that had been recorded subsequent to June 28, 2000 related to the $100,000 capitalized patent costs previously recorded. The effect to the financial statements is as follows:

Balance Sheet as of December 31, 2002
                                                        As
                                           As           Previously   Net
                                           Restated     Recorded     Change
                                           ------------ ------------ ----------
Capitalized patent costs, net              $74,480      $157,813     $(83,333)
Total assets                               $267,066     $350,399     $(83,333)
Accounts payable - related parties         $266,289     $366,289     $(100,000)
Accumulated deficit                        $(7,466,326) $(7,482,993) $16,667
Total stockholders' deficit                $(225,341)   $(242,008)   $16,667

EMERGENCY FILTRATION PRODUCTS, INC.
Notes to the Restated Financial Statements
March 31, 2003 and December 31, 2002

NOTE 2 - CORRECTION OF AN ERROR (Continued)

Balance Sheet as of March 31, 2003
                                                        As
                                           As           Previously   Net
                                           Restated     Recorded     Change
                                           ------------ ------------ ----------
Capitalized patent costs, net              $75,651      $157,317     $(81,666)
Total assets                               $423,718     $505,384     $(81,666)
Accounts payable - related parties         $93,594      $193,594     $(100,000)
Accumulated deficit                        $(7,681,137) $(7,699,471) $18,334
Total stockholders' equity                 $163,593     $145,259     $18,334

Statement of Operations for the three months ended March 31, 2003

                                                        As
                                           As           Previously   Net
                                           Restated     Recorded     Change
                                           ------------ ------------ ----------
Depreciation and amortization              $8,922       $10,589      $(1,667)
Net loss                                   $(214,811)   $(216,478)   $(1,667)
Basic loss per share                       $(0.01)      $(0.01)      $ 0.00

Statement of Operations for the three months ended March 31, 2002

                                                        As
                                           As           Previously   Net
                                           Restated     Recorded     Change
                                           ------------ ------------ ----------
Depreciation and amortization              $8,207       $9,874       $(1,667)
Net loss                                   $(184,712)   $(186,379)   $(1,667)
Basic loss per share                       $(0.02)      $(0.02)      $ 0.00


NOTE 3 _ RECENT ACCOUNTING PRONOUNCEMENTS

In January 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities." This interpretation addresses the requirements for business enterprises to consolidate related entities in which they are determined to be the primary economic beneficiary as a result of their variable economic interests. The interpretation is intended to provide guidance in judging multiple economic interests in an entity and in determining the primary beneficiary. The interpretation outlines disclosure requirements for VIEs created after January 31, 2003. The Company has reviewed its major relationships and its overall economic interests with other companies consisting of related parties, and other suppliers to determine the extent of its variable economic interest in these parties. The review has not resulted in a determination that it would be judged to be the primary beneficiary in any material relationships, or that any material entities would be judged to be Variable Interest Entities of the Company.

EMERGENCY FILTRATION PRODUCTS, INC.
Notes to the Restated Financial Statements
March 31, 2003 and December 31, 2002


NOTE 4 _ LOSS PER SHARE


Following is a reconciliation of the numerators of the basic and diluted loss per share for the three months ended March 31, 2003 and 2002:

                                                For the
                                          Three Months Ended
                                                March 31,
                                           2003           2002
                                        -----------   -----------
 Net loss available to
  common shareholders                  $   (214,811) $   (184,712)
                                        ===========   ===========

 Weighted average shares                 17,743,300    11,706,658
 Effect of dilutive securities                    _             _
                                        -----------   -----------
                                         17,743,300    11,706,658
                                        ===========   ===========
 Basic loss per share (based
  on weighted average shares)          $      (0.01) $      (0.02)
                                        ===========   ===========

Weighted average shares issuable upon the exercise of stock options, which were not included in the above calculations, were approximately 2.2 million and 6.1 million in the three month periods ended March 31, 2003 and 2002, respectively, because they were antidilutive.


NOTE 5 _ GOING CONCERN


The Company's financial statements are prepared using generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has incurred significant losses, which have resulted in an accumulated deficit of $7,681,137 at March 31, 2003, which raises substantial doubt about the Company's ability to continue as a going concern. However, as discussed in Note 6, the Company has raised $418,500 through the issuance of common shares (to be issued) pursuant to an SB_2 registration during the three months ended March 31, 2003 and raised an additional $345,000 subsequent to March 31, 2003. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result from the outcome of this uncertainty. It is the intent of management to create additional revenues through the development and sales of its emergency respiration equipment and to rely upon additional equity financing if required to sustain operations until revenues are adequate to cover the costs. Management can offer no assurance with respect to its ability to create additional revenues, obtain additional equity financing or execute its long-term business plan.

EMERGENCY FILTRATION PRODUCTS, INC.
Notes to the Restated Financial Statements
March 31, 2003 and December 31, 2002


NOTE 6 _ STOCK TRANSACTIONS

On February 28, 2003, the Company issued 636,000 shares of common stock pursuant to an S_8 registration valued at $0.22 per share (equal to the market value on the date of issuance) for legal and other services rendered valued at $128,920 and in payment of accounts payable totaling $11,000.

Also during the three months ended March 31, 2003, the Company entered into various subscription agreements through an investment company. The Company is to issue common shares at $0.18 per share. Through March 31, 2003, the Company had raised $421,825 (net of $73,500 of stock offering costs) pursuant to these agreements although the shares had not yet been issued. The shares to be issued also include one three year, non_callable warrant to purchase common stock for each dollar invested exercisable at $0.25 per share. The Company raised an additional $345,000 subsequent to March 31, 2003 pursuant to the subscription agreements.

The Company is required to promptly upon closing, but no later than thirty (30) days from the closing date, to file a registration statement with the United States Securities & Exchange Commission (SB_2) and use its best efforts to ensure that such registration statement is declared effective within 90 days from the filing date. Also as part of the agreement with the investment company, the Company will pay the investment company a placement fee of 10% plus a charge of 3% of the gross proceeds raised.

In January 2003, in anticipation of a possible joint marketing or joint venture with Centrex, Inc. (Centrex), an Oklahoma corporation, the Company entered into a letter of intent whereby the Company and Centrex would exchange common shares as follows:

- The Company would issue 450,000 shares of restricted common stock which shares would have piggy-back registration rights to be included in the Company's SB-2 registration.

- Centrex would issue 300,000 shares of free-trading common stock to the Company.

Upon receipt of the 300,000 shares of Centrex, the Company immediately sold the shares for gross proceeds of $42,000. Because of the share price differences between the two companies, the Company negotiated with Centrex for a lesser amount of shares to issue. Accordingly, a total of 400,000 shares of common stock were issued to Centrex pursuant to this agreement.

The $42,000 cash received has been recorded in the accompanying financial statements under "Stock To Be Issued" since the 400,000 shares had not yet been issued at March 31, 2003. Subsequent to March 31, 2003, the 400,000 shares were issued and recorded as an offset to the "Stock To Be Issued" account. The Company is recording the issuance of the 400,000 shares at $42,000 (or $0.105 per share), the cash proceeds received from the issuance, since there were no additional services rendered to the Company by Centrex related to the transaction.

EMERGENCY FILTRATION PRODUCTS, INC.
Notes to the Restated Financial Statements
March 31, 2003 and December 31, 2002


NOTE 7 _ RESTRICTED CASH

Restricted cash at March 31, 2003 represents certain proceeds from stock to be issued. Such amounts were held in a trust account at March 31, 2003 and were released to the Company in April 2003.

NOTE 8 _ INVENTORY

Inventory consists of raw materials of $48,802 and $59,382 at March 31, 2003 and December 31, 2002, respectively, and finished goods of $28 and $_0_ at March 31, 2003 and December 31, 2002, respectively. Raw materials consist primarily of purchased component parts used in the assembly of the Company's products. Raw materials and finished goods are stated at the lower of cost, determined on a first-in, first-out (FIFO) method or market. Cost of finished goods include raw materials and direct labor.

NOTE 9 _ COMMITMENTS AND CONTINGENCIES

From time to time, the Company may be subject to certain claims arising in the normal course of business. The Company is not subject currently, however, to any pending legal proceedings. In the opinion of management, uninsured losses, if any, resulting from the ultimate resolution of any claims will not have a material effect on the Company's financial position, results of operations, or cash flows.

NOTE 10 _ SUBSEQUENT EVENTS

Subsequent to March 31, 2003, the following significant subsequent events occurred:

1. As discussed previously, the Company raised an additional $345,000 pursuant to certain subscription agreements. Common shares at $0.18 per share are to be issued and registered with the Securities and Exchange Commission pursuant to an SB_2 upon closing of the final agreement.

2. Effective April 1, 2003, the Company entered into a preliminary letter of intent on an "Agreement For Assignment of Technology" with an officer of the Company whereby the officer will assign all of his rights, title and interest in various technology, patents and patent applications to the Company. In consideration of the assignments, the Company will issue 3,250,000 shares of outstanding common stock to the officer valued at $0.26 per share (the market value of the shares on the date of issuance) plus $130,000 cash. The officer is to receive a 1% royalty on the gross sales of any and all products utilizing the technology.

                          RESTATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2002





REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders
Emergency Filtration Products, Inc.

In our opinion, the accompanying balance sheet and the related statements of operations, stockholders' equity (deficit) and cash flows, after the restatement described in Note 1, present fairly, in all material respects, the financial position of Emergency Filtrations Products, Inc. at December 31, 2002, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has not generated revenues sufficient to cover its operating costs, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ PricewaterhouseCoopers LLP
------------------------------
PricewaterhouseCoopers LLP

Las Vegas, Nevada
March 17, 2003, except for Note 1: Correction of an Error, as to which the date is October 20, 2003

EMERGENCY FILTRATION PRODUCTS, INC.
Balance Sheet
As of December 31, 2002
(Restated - See Notes 1 and 3)
                                     ASSETS

CURRENT ASSETS
 Cash and cash equivalents                                     $      21,424
 Accounts receivable, net                                             16,135
 Prepaid expenses and other                                           49,384
 Inventory                                                            59,382
                                                                 -----------
   Total Current Assets                                              146,325
                                                                 -----------
PROPERTY AND EQUIPMENT
 Molds                                                               112,850
 Furniture and office equipment                                       45,292
 Accumulated depreciation                                           (115,343)
                                                                 -----------
   Total Property and Equipment                                       42,799
                                                                 -----------
OTHER ASSETS
 Deposits                                                              3,462
 Patents, net                                                         74,480
                                                                 -----------
   Total Other Assets                                                 77,942
                                                                 -----------
TOTAL ASSETS                                                    $    267,066
                                                                 ===========
                  LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
 Accounts payable                                               $    153,231
 Accounts payable - related parties                                  266,289
 Accrued expenses                                                     30,615
 Note payable                                                         42,272
                                                                 -----------
   Total Current Liabilities                                         492,407
                                                                 -----------
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY (DEFICIT)
 Common stock, par value $0.001 per share; authorized 50,000,000
  shares; 17,467,700 shares issued and outstanding                    17,468
 Additional paid-in capital                                        7,223,517
 Accumulated deficit                                              (7,466,326)
                                                                 -----------
   Total Stockholders' Equity (Deficit)                             (225,341)
                                                                 -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)            $    267,066
                                                                 ===========



   The accompanying notes are an integral part of these financial statements.

EMERGENCY FILTRATION PRODUCTS, INC.
Statements of Operations
For the Years Ended December 31, 2002 and 2001
(Restated - See Notes 1 and 3)

                                                    2002           2001
                                                ------------   ------------
NET SALES                                      $     260,215  $     461,216
                                                ------------   ------------
EXPENSES
 Cost of sales                                       167,760        301,935
 Depreciation and amortization                        30,143         24,783
 Bad debt expense                                          -          8,623
 Research and development                             12,206         15,797
 General and administrative                        1,188,233      1,218,135
                                                ------------   ------------
   Total Expenses                                  1,398,342      1,569,273
                                                ------------   ------------
LOSS FROM OPERATIONS                              (1,138,127)    (1,108,057)
                                                ------------   ------------
OTHER INCOME (EXPENSE)
 Interest expense                                     (2,540)        (8,250)
                                                ------------   ------------
   Total Other Income (Expense)                       (2,540)        (8,250)
                                                ------------   ------------
NET LOSS                                       $  (1,140,667) $  (1,116,307)
                                                ============   ============
BASIC LOSS PER SHARE                           $       (0.08) $       (0.10)
                                                ============   ============
WEIGHTED AVERAGE NUMBER OF
 COMMON SHARES OUTSTANDING                        13,920,976     10,748,364
                                                ============   ============










   The accompanying notes are an integral part of these financial statements.

EMERGENCY FILTRATION PRODUCTS, INC.
Statements of Stockholders' Equity (Deficit)
For the Years Ended December 31, 2002 and 2001
(Restated - See Notes 1 and 3)

                                                                        Additional
                                                   Common Stock           Paid-in     Accumulated
                                               Shares       Amount        Capital       Deficit        Total
                                            -----------   -----------   -----------   -----------   -----------
Balance, December 31, 2000                    9,567,758  $      9,568  $  4,931,054  $ (5,209,352) $   (268,730)

Common stock issued for cash, net of
 issuance costs                               1,291,202         1,291       212,731             -       214,022

Common stock issued for services at
 prices ranging from $0.43 to $0.77
 per share                                      573,465           573       313,749             -       314,322

Common stock issued in lieu of debt
 at $0.68 per share                             235,000           235       158,921             -       159,156

Additional expense recorded from the
 granting of options                                  -             -       311,607             -       311,607

Net loss for the year ended
 December 31, 2001                                    -             -             -    (1,116,307)   (1,116,307)
                                            -----------   -----------   -----------   -----------   -----------
Balance, December 31, 2001                   11,667,425        11,667     5,928,062    (6,325,659)     (385,930)

Common stock issued in lieu of debt
 at prices ranging from $0.20 to
 $0.50 per share                              2,881,825         2,882       627,933             -       630,815

Common stock issued for services
 at prices ranging from $0.20 to
 $0.40 per share                              2,918,450         2,919       667,522             -       670,441

Net loss for the year ended
 December 31, 2002                                    -             -             -    (1,140,667)   (1,140,667)
                                            -----------   -----------   -----------   -----------   -----------
Balance, December 31, 2002                   17,467,700  $     17,468  $  7,223,517  $ (7,466,326) $   (225,341)
                                            ===========   ===========   ===========   ===========   ===========



    The accompanying notes are an integral part of these financial statements

EMERGENCY FILTRATION PRODUCTS, INC.
Statements of Cash Flows
For the Years Ended December 31, 2002 and 2001
(Restated - See Notes 1 and 3)
                                                  2002           2001
                                              ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                     $  (1,140,667) $  (1,116,307)
Adjustments to reconcile net loss to net cash
 (used in) operating activities:
 Depreciation and amortization                      30,143         24,783
 Bad debts                                               -          8,623
 Common stock issued for services                  650,441        267,229
 Expense from options granted                            -        311,607
Changes in operating assets and liabilities:
 Accounts receivable                                (7,253)        50,457
 Prepaid expenses and other                         66,830         (4,758)
 Inventory                                          20,580          4,432
 Deposits                                              679              -
 Accounts payable and accounts payable -
  related parties                                  375,740        214,171
 Accrued expenses                                       (9)        14,821
                                              ------------   ------------
   Net Cash (Used in) Operating Activities           3,516)      (224,942)
                                              ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment               (2,289)       (12,214)
Patent costs                                        (3,692)        (2,263)
                                              ------------   ------------
   Net Cash (Used in) Investing Activities          (5,981)       (14,477)
                                              ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of stock                          -        214,022
Advances from shareholders                         118,000         36,400
Repayments of advances from shareholders           (61,500)             -
Payments on notes payable                          (25,579)       (17,988)
                                              ------------   ------------
   Net Cash Provided by Financing Activities        30,921        232,434
                                              ------------   ------------
NET INCREASE (DECREASE) IN CASH AND
   CASH EQUIVALENTS                                 21,424         (6,985)

CASH AND CASH EQUIVALENTS AT BEG OF PERIOD               -          6,985
                                              ------------   ------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD   $      21,424  $           -
                                              ============   ============





   The accompanying notes are an integral part of these financial statements.

EMERGENCY FILTRATION PRODUCTS, INC.
Statements of Cash Flows (Continued)
For the Years Ended December 31, 2002 and 2001

                                                  2002           2001
                                              ------------   ------------
SUPPLEMENTAL CASH FLOW INFORMATION

Cash Payments For:
 Interest                                    $       2,540  $      15,114

Non-Cash Investing and Financing Activities
 Common stock issued for services            $     650,441  $     267,229

 Common stock issued for deferred costs      $           -  $      42,093

 Common stock issued for accounts payable    $      30,000  $       5,000

 Common stock issued for patent costs        $      20,000  $           -

 Note payable issued for deferred costs      $      65,845  $      20,412

 Common stock issued for accounts payable
  - related parties and accrued expenses     $     600,815  $     159,156













   The accompanying notes are an integral part of these financial statements.

EMERGENCY FILTRATION PRODUCTS, INC.
Notes to the Restated Financial Statements
For the Years Ended December 31, 2002 and 2001

NOTE 1 _ORGANIZATION, GOING CONCERN AND CORRECTION OF AN ERROR

Organization

Emergency Filtration Products, Inc. (the "Company") was incorporated in the State of Nevada on November 1, 1991 as Lead Creek Unlimited. In March 1996, pursuant to a Plan of Reorganization, the Company changed its name to Emergency Filtration Products, Inc.

Between November 1, 1991 and February 9, 1996, the Company had no line of business. As of the latter date, the Company entered into an agreement to acquire title to a technology in the emergency respiration equipment field. The Company is currently engaged in the development, production and sale of this equipment.

Going Concern


The Company's financial statements are prepared using generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has incurred significant losses, which have resulted in an accumulated deficit of $7,466,326 at December 31, 2002, which raises substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result from the outcome of this uncertainty. It is the intent of management to create additional revenues through the development and sales of its emergency respiration equipment and to rely upon additional equity financing if required to sustain operations until revenues are adequate to cover the costs. Management obtained additional equity financing subsequent to December 31, 2002 of approximately $365,000 through the issuance of additional shares of common stock (See Note 9). Management can offer no assurance with respect to its ability to create additional revenues or obtain additional equity financing.


Correction of an Error

Subsequent to the original issuance of the December 31, 2002 financial statements, management of the Company discovered an error regarding the initial recording of certain patent rights acquired during June 2000. This resulted in the overstatement of capitalized patent costs in the amount of $83,333 and the overstatement of related party accounts payable in the amount of $100,000 at December 31, 2002. The error also resulted in the overstatement of the net loss resulting from overstated amortization on the patent costs for the years ended December 31, 2002 and 2001 totaling $6,667 and $6,667, respectively. Consequently, the restated total stockholders' deficit at December 31, 2002 was $225,341 compared with the previously reported stockholders' deficit of $242,008.

EMERGENCY FILTRATION PRODUCTS, INC.
Notes to the Restated Financial Statements
For the Years Ended December 31, 2002 and 2001

NOTE 1 _ORGANIZATION, GOING CONCERN AND CORRECTION OF AN ERROR

Correction of an Error (Continued)

As discussed in Note 3 to the Restated Financial Statements, on June 28, 2000 the Company entered into a written agreement whereby the Company was assigned the rights to a new portable emergency safety resuscitator (the "BVM Bag"). The written agreement provided that the assignor was to receive 120,000 shares of common stock as consideration for the rights to the technology. Based upon the written agreement at the time, the Company recorded this transaction at a $120,000 value (120,000 shares at the market value on the date of issuance of $1.00 per share), resulting in $120,000 of capitalized patent costs, a $100,000 liability for the unissued 100,000 shares and $20,000 in equity.

Subsequent to the issuance of the December 31, 2002 financial statements, management of the Company discovered that a verbal agreement had been entered into between the Company and the assignor shortly after the original agreement was executed. This verbal agreement has not previously been reflected in the Company's financial statements. The Company did not issue any of the shares under the written agreement upon execution of the written agreement. Prior to the issuance of any shares under the written agreement, the Company determined that the technology underlying the patent was not fully developed, able to be manufactured or marketed. At this time, the verbal agreement was entered into between the two parties.

This verbal agreement was made effective retroactive to the date of the original written agreement. The verbal agreement reduced the number of shares to be issued upon the assignment of the patented technology to 20,000 shares with the remaining 100,000 shares to be issued to the assignor only upon the successful completion of a BVM Bag technology product that was fully developed and ready for market. Both the Company and the assignor have performed under the guidelines of the verbal agreement since its inception. The verbal agreement has now been executed in writing by both parties during September 2003 with an effective date of June 28, 2000.

Accordingly, the Company has restated the financial statements to properly record the transaction as the issuance of only 20,000 shares of common stock rather than the original 120,000 shares of common stock thus reducing the capitalized patent costs by $100,000 with a corresponding reduction in a $100,000 liability. The remaining issuance of 100,000 shares represents a contingent share issuance for which the performance objective has not been satisfied; accordingly, the equity fair value recorded to date for this contingent share issuance is $0. Management has determined that such contingency will not be satisfied until the successful completion of the BVM Bag products.

EMERGENCY FILTRATION PRODUCTS, INC.
Notes to the Restated Financial Statements
For the Years Ended December 31, 2002 and 2001

NOTE 1 _ORGANIZATION, GOING CONCERN AND CORRECTION OF AN ERROR

Correction of an Error (Continued)

In addition, the financial statements have been restated to reverse amortization that had been recorded subsequent to June 28, 2000 related to the $100,000 capitalized patent costs previously recorded. The effect to the financial statements is as follows:

Balance Sheet as of December 31, 2002
                                                As
                                    As          Previously   Net
                                    Restated    Recorded     Change
                                    --------    ----------   ----------
Capitalized patent costs, net       $74,480     $157,813     $(83,333)
Total assets                        $267,066    $350,399     $(83,333)
Accounts payable - related parties  $266,289    $366,289     $(100,000)
Accumulated deficit                 $(7,466,326)$(7,482,993) $16,667
Total stockholders' deficit         $(225,341)  $(242,008)   $16,667

Statement of Operations for the year ended December 31, 2002

                                                As
                                    As          Previously   Net
                                    Restated    Recorded     Change
                                    --------    ----------   ----------
Depreciation and amortization       $30,143     $36,810      $(6,667)
Net loss                            $(1,140,667)$(1,147,334) $(6,667)
Basic loss per share                $(0.08)     $(0.08)      $ 0.00

Statement of Operations for the year ended December 31, 2001

                                                As
                                    As          Previously   Net
                                    Restated    Recorded     Change
                                    --------    ----------   ----------
Depreciation and amortization       $24,783     $31,450      $(6,667)
Net loss                            $(1,116,307)$(1,122,974) $(6,667)
Basic loss per share                $(0.10)     $(0.10)      $ 0.00

NOTE 2 _SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

EMERGENCY FILTRATION PRODUCTS, INC.
Notes to the Restated Financial Statements
For the Years Ended December 31, 2002 and 2001

NOTE 2 _SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Accounts Receivable

The Company does not hold collateral to secure payment of its accounts receivable resulting from sales. Management performs ongoing credit evaluations of its customers and provides allowances as deemed necessary. Accounts receivable are shown net of an allowance for doubtful accounts of $8,500 at December 31, 2002.

Provision for Taxes


At December 31, 2002, the Company had net operating loss carryforwards for federal income tax purposes of approximately $4,431,000 that may be offset against future taxable income. These operating loss carryforwards expire in the years 2009 through 2022. No tax benefit has been reported in the financial statements because the potential tax benefits of the net operating loss carryforwards are offset by a valuation allowance of the same amount.

In addition, the Company is incorporated in the State of Nevada, which has no corporate state income tax. Accordingly, no provision for state income tax expense or benefit has been recorded in these financial statements.

The income tax benefit differs from the amount computed at federal statutory rates of approximately 38% as follows:
                                                  For the Years Ended
                                                       December 31,
                                                   2002            2001
                                                -----------   -----------
Income tax benefit at statutory rate            $   433,453   $   424,197
Adjustment for common stock issued for services    (254,768)     (119,442)
Adjustment for expenses recorded from granting
  of options                                              _      (118,411)
                                                -----------   -----------
                                                    178,685       186,344
                                                -----------   -----------
Change in valuation allowance                      (178,685)     (186,344)
                                                -----------   -----------
                                                $         -   $         -
                                                ===========   ===========

Deferred tax assets (liabilities) are comprised of the following at December 31, 2002:


Operating loss carryforwards                    $1,684,000
Less: valuation allowance                       (1,684,000)
                                                ----------
Net deferred tax assets                         $        _
                                                ==========

EMERGENCY FILTRATION PRODUCTS, INC.
Notes to the Restated Financial Statements
For the Years Ended December 31, 2002 and 2001

NOTE 2 _SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Provision for Taxes (Continued)

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carryforwards for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carryforwards may be limited as to use in future years.

Property and Equipment

Property and equipment are stated at cost. Expenditures for small tools, ordinary maintenance and repairs are charged to operations as incurred. Major additions and improvements are capitalized. Depreciation is computed using the straight_line and accelerated methods over estimated useful lives as follows:

Molds                                7 years
Furniture and office equipment       5 to 7 years

Depreciation expense for the years ended December 31, 2002 and 2001 was $25,397 and $20,530, respectively.

Inventory

Raw materials and finished goods are stated at the lower of cost (computed on a first_in, first_out basis) or market. The inventory at December 31, 2002 consists of raw materials used in the assembly and production of the emergency respiration equipment. The cost of finished goods include raw materials and direct labor.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

EMERGENCY FILTRATION PRODUCTS, INC.
Notes to the Restated Financial Statements
For the Years Ended December 31, 2002 and 2001

NOTE 2 _SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Basic Loss Per Share

The computation of basic loss per share of common stock is based on the weighted average number of shares outstanding during the period of the financial statements. Common stock equivalents, consisting of 2,245,000 stock options at December 31, 2002 and 6,905,000 stock options at December 31, 2001, have not been included in the calculation as their effect is antidilutive for the periods presented. Basic loss per share is computed as follows:

                                                  For the Years Ended
                                                       December 31,
                                                    2002          2001
                                                -----------   -----------
Net loss                                        $(1,140,667)  $(1,116,307)
                                                ===========   ===========
Weighted average shares outstanding              13,920,976    10,748,364
                                                ===========   ===========
Loss per share, basic and dilutive              $     (0.08)  $     (0.10)
                                                ===========   ===========

Recent Accounting Pronouncements

In April 2002, the Financial Accounting Standards Board issued Statement No. 145 ("SFAS 145"), "Rescission of FASB Statements Nos. 4, 44, and 64 and Amendment of FASB Statement No. 13." SFAS 145 addresses the presentation for losses on early retirements of debt in the statement of operations. The Company has adopted SFAS 145 and will not present losses on early retirements of debt as an extraordinary item.

In June 2002, the Financial Accounting Standards Board issued Statement No. 146 ("SFAS 146"), "Accounting for Costs Associated with Exit or Disposal Activities." The provisions of SFAS 146 become effective for exit or disposal activities commenced subsequent to December 31, 2002.

In December 2002, the Financial Accounting Standards Board issued Statement No. 148 ("SFAS 148"), "Accounting for Stock_Based Compensation". The provisions of SFAS 148 became effective December 15, 2002.

The adoption of SFAS 146 and SFAS 148 had no impact on the Company's financial position, results of operations or cash flows.

In November 2002, the Financial Accounting Standards Board issued FASB Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." This interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies (for guarantees issued after January 1, 2003) that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligations undertaken in issuing the guarantee.

EMERGENCY FILTRATION PRODUCTS, INC.
Notes to the Restated Financial Statements
For the Years Ended December 31, 2002 and 2001

NOTE 2 _SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)

At December 31, 2002, the Company does not have any outstanding guarantees and accordingly does not expect the adoption of FIN 45 to have any impact on its financial position, results of operations, or cash flows.

In January 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities." This interpretation addresses the requirements for business enterprises to consolidate related entities in which they are determined to be the primary economic beneficiary as a result of their variable economic interests. The interpretation is intended to provide guidance in judging multiple economic interests in an entity and in determining the primary beneficiary. The interpretation outlines disclosure requirements for VIEs created after January 31, 2003. The Company has reviewed its major relationships and its overall economic interests with other companies consisting of related parties and other suppliers to determine the extent of its variable economic interest in theses parties. The review has not resulted in a determination that it would be judged to be the primary beneficiary in any material relationships, or that any material entities would be judged to be Variable Interest Entities of the Company.

Advertising

Advertising is expensed as incurred.

Revenue Recognition

Revenue is recognized when persuasive evidence of an arrangement exists, the seller's price to the buyer is fixed or determinable, collectibility is reasonably assured and delivery has occurred. As such, the Company recognizes revenue for the Respaide products and for Superstat when the product is shipped and title passes to the buyer.

Equity Securities

Equity securities issued for services rendered have been accounted for at the fair value of the securities on the date of issuance.

Stock Options

The Company accounts for stock_based employee compensation arrangements in accordance with provisions of Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," and FASB Interpretation ("FIN") No. 44, "Accounting for Certain Transactions Involving Stock_based Compensation, an Interpretation of APB No. 25" and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock_Based Compensation."

EMERGENCY FILTRATION PRODUCTS, INC.
Notes to the Restated Financial Statements
For the Years Ended December 31, 2002 and 2001

NOTE 2 _SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock Options (Continued)

Under APB No. 25, compensation expense is based on the difference, if any, on the date of grant between fair value of the Company's stock and the exercise price. The Company accounts for stock issued to non_employees in accordance with the provisions of SFAS No. 123 and the Emerging Issues Task Force ("EITF") Issue No. 96_18.

SFAS No. 123 requires the Company to provide proforma information regarding net income (loss) and net income (loss) per share as if compensation costs for the Company's stock option plans and other stock awards had been determined in accordance with the fair value based method prescribed in SFAS No. 123. The Company estimates the fair value of each stock award at the grant date by using the Black_Scholes options pricing model. There were no options granted during the year ended December 31, 2002. The fair value of each option granted during the year ended December 31, 2001 was estimated using the Black Scholes options pricing model with the following assumptions:

         Risk free interest rate                              5.06%
         Expected life of option                              3 years
         Expected volatility                                  171%
         Dividends                                            None


Under the accounting provisions of SFAS No. 123, the Company's net loss for the years ended December 31, 2002 and 2001 would have changed from the reported net loss as follows:
                                            2002         2001
                                        -----------   -----------
Net loss:
As reported                             $(1,140,667)  $(1,116,307)
Less: total stock-based compensation
 expense determined using the
 Black-Scholes options pricing model
 for all awards, net of tax
 related effects.                                 -      (659,446)
                                        -----------   -----------
Pro forma                               $(1,140,667)  $(1,775,753)
                                        ===========   ===========
Weighted average loss per share:
As reported                             $     (0.08)  $     (0.10)
Pro forma                                     (0.08)        (0.17)

EMERGENCY FILTRATION PRODUCTS, INC.
Notes to the Restated Financial Statements
For the Years Ended December 31, 2002 and 2001

NOTE 3 _PATENT

The Company entered into an agreement to acquire the rights to certain intellectual property, which property includes title to the patent on a component of an emergency CPR assistance device, called a dual filtered rotary isolation valve. Rights pertaining thereto include the right to maintain, sell and improve the device, and to license those rights. The Company has agreed to pay a 5% royalty on any sales related to the patented intellectual property. Royalty expense on this patent for the years ended December 31, 2002 and 2001 was $4,907 and $14,862, respectively. Additional costs related to the patent were capitalized during the years ended December 31, 2002 and 2001, which consisted of legal and filing fees incurred to maintain the patent throughout the world.

Amortization is computed over an estimated life of 15 years. Impairment of the patent is analyzed annually. The patent was published by the U.S. Patent Office on November 15, 1996; the U.S. Patent number is 5,575,279.


On June 28, 2000, the Company entered into a Contract for Assignment of the rights to a BVM Bag invention. The BVM Bag is a portable emergency safety resuscitator, subject to U.S. Patent number 6,062,217. The Company acquired the rights, title and interest in the BVM Bag for the issuance of 20,000 shares of restricted common stock valued at $20,000 (or $1.00 per share which represented the market value of the shares on the date of issuance)(See also Note 1 - Correction of an Error).

Furthermore, pursuant to the agreement and a subsequent amended agreement as described in Note 1, the Company would issue an additional 100,000 shares of restricted common stock to the assignor of the technology once the products associated with the BVM Bag technology were fully developed and ready for manufacture and market. The remaining issuance of the 100,000 shares represents a contingent share issuance for which the contingency has not been satisfied. Accordingly, the Company will record the issuance of the remaining 100,000 shares only upon the successful final development, manufacture and marketing of commercial products utilizing the BVM Bag technology.

In the event the Company is sold or merged with another entity, the seller shall receive an additional 50,000 share of restricted shares or participate as a member of the negotiating team concerning the sale or merger for the purpose of negotiating a royalty on the Patent that shall not be less than 2.5% of gross sales of the patented product.

Patent costs at December 31, 2002 are as follows:

Capitalized costs                           $     90,844
Accumulated amortization                         (16,364)
                                            ------------
Net patent costs                            $     74,480
                                            ============

EMERGENCY FILTRATION PRODUCTS, INC.
Notes to the Restated Financial Statements
For the Years Ended December 31, 2002 and 2001

NOTE 3 _PATENT (Continued)

Amortization expense for the years ended December 31, 2002 and 2001 was $4,746 and $4,253, respectively.

NOTE 4 _RELATED PARTY TRANSACTIONS

Accounts Payable _ Related Parties

Accounts payable _ related parties is comprised of the following at December 31, 2002:

Advances from shareholders, employees, and officers and
  accrued wages and expense reimbursements due to various
  officers and employees. Amounts are non_interest bearing,
  unsecured and due on demand.                                $    266,289
                                                              ============

Note Payable _ Related Party

At December 31, 1999, $135,000 was recorded by the Company, which represented an amount claimed to be owed to a shareholder and former officer of the Company for unpaid wages and reimbursements. The shareholder also claimed that he had legal rights to certain trademarks of the Company until he was paid in full. On June 2, 2000, the Company entered into a settlement agreement and mutual release with the shareholder, settling on an amount of $146,500. The amount accrued interest at 10% per annum. Principal and interest were to be paid in monthly installments of $1,800 beginning on July 1, 2000 until paid. However, the Company made only one monthly interest payment under the agreement during 2000, and defaulted on the remaining interest payments. At December 31, 2000, the Company had $146,500 presented as a related party note payable under this agreement. In addition, accrued interest under this agreement of $6,844 was included in accrued expenses at December 31, 2000. The Company executed a second settlement agreement and mutual release on September 30, 2001 in which the shareholder accepted 235,000 shares of the common stock of the Company as payment in full.

NOTE 5 _  NOTE PAYABLE

A note was signed by the Company to an insurance company for product liability insurance for a one year period from October 2002 to October 2003. The remaining amount due at December 31, 2002 was $42,272.

NOTE 6 _  COMMITMENTS AND CONTINGENCIES

The Company is occasionally subject to certain claims and lawsuits arising in the normal course of business. The Company is not subject currently, however, to any pending legal proceedings. In the opinion of management, uninsured losses, if any, resulting from the ultimate resolution of any outstanding claims will not have a material effect on the Company's financial position, results of operations, or cash flows.

EMERGENCY FILTRATION PRODUCTS, INC.
Notes to the Restated Financial Statements
For the Years Ended December 31, 2002 and 2001


NOTE 6 _  COMMITMENTS AND CONTINGENCIES (Continued)

The Company entered into a new lease agreement for its office and warehouse facilities on June 1, 2002 and is effective through May 31, 2005. Future minimum lease payment under this operating lease are as follows:

Years Ending December 31,
------------------------
        2003                        $    37,161
        2004                             46,703
        2005                             19,795
                                    -----------
             Total                  $   103,659
                                    ===========

Rent expense was $42,782 and $65,127 for the years ended December 31, 2002 and 2001, respectively.

NOTE 7 _  STOCK OPTIONS

A summary of the status of the Company's stock options as of December 31, 2002 and 2001, and changes during the years then ending, are presented below:

                                                 Weighted    Weighted Avg
                                                  Average     Grant Date
                                    Options      Exer. Price   Fair Value
                                   -----------   -----------   -----------
Outstanding, December 31, 2000       7,750,000   $      0.89   $         -
Granted                              1,948,424          0.44          0.26
Expired/Canceled                    (2,793,424)         0.66             -
                                   -----------   -----------   -----------

Outstanding, December 31, 2001       6,905,000          0.83             -
Expired/Canceled                    (4,660,000)         0.92             -
                                   -----------   -----------   -----------
Outstanding, December 31, 2002       2,245,000   $      0.64   $         -
                                   ===========   ===========   ===========

During the year ended December 31, 2002:

* The Company canceled 3,910,000 outstanding stock options originally granted to certain officers and employees of the Company. These stock options were exercisable at prices ranging from $0.37 to $0.75 per share and originally expired in 2003 and 2004. 750,000 stock options exercisable at prices ranging from $1.00 to $5.00 expired during 2002.

EMERGENCY FILTRATION PRODUCTS, INC.
Notes to the Restated Financial Statements
For the Years Ended December 31, 2002 and 2001


NOTE 7 _STOCK OPTIONS (Continued)

During the year ended December 31, 2001:

* The Company granted 328,424 options at an exercise price of $0.01 per share to an unrelated party under a professional services agreement in February 2001. The options vested immediately and a charge to expense of $161,390 was included in general and administrative expenses for 2001, representing the fair value of the options on the date of grant. The weighted average grant date fair value of these options was $0.49. The related professional services agreement was terminated during October 2001 and the options cancelled.

* The Company modified 600,000 vested options of various officers and directors of the Company originally accounted for as fixed stock options and originally expiring on various dates between December 2001 and December 2003 to (i) reduce the exercise price to $0.49 per share (a price above the current market price of the Company's stock on the date of modification), and (ii) extend the expiration date to June 28, 2004. Accordingly, these options will be accounted for as variable stock options from the date of the modification. The Company did not incur any compensation expense during 2001 or 2002 under these variable stock options. Under variable stock options, the Company could incur additional compensation expense in the future arising from the excess of the fair market value of the Company's stock over the exercise price of the related options. 400,000 of the 600,000 modified stock options were later canceled during 2002.

* The Company granted 1,620,000 stock options, which vested immediately to various employees, officers and directors of the Company, at an exercise price of $.53 per share. The weighted average grant date fair value of these options was $0.21.

* No options were exercised.

The total amount of outstanding stock options at December 31, 2002 is summarized as follows:

                     Number            Weighted Avg
   Range of     Outstanding as of  Remaining Contractual   Weight  Avg
Exercise Price  December 31, 2002      Life (Years)       Exercise Price
  -----------     ------------         -----------         -----------
  $0.49_$0.53        760,000               1.14               $0.52
  $0.75_$1.00      1,485,000               0.38               $0.76
                  ------------
  $0.49-$1.00      2,245,000               0.64               $0.68
                  ============

Additional expense of $311,607 was recorded during the year ended December 31, 2001 arising from options granted to non_employees.

EMERGENCY FILTRATION PRODUCTS, INC.
Notes to the Restated Financial Statements
For the Years Ended December 31, 2002 and 2001

NOTE 8 _STOCK TRANSACTIONS

On March 20, 2002, the Company issued 321,000 shares of common stock valued at $0.40 per share (equal to the market value on the date of issuance) for legal, outside accounting and managerial consulting, and marketing services rendered valued at $55,500 and in payment of related parties accounts payable totaling $72,900. The related parties accounts payable consisted primarily of accrued consulting fees.

On August 15, 2002, the Company issued the following shares of common stock:

* 714,500 shares of common stock were issued to the Company's President valued at $0.20 per share (equal to the market value on the date of issuance) in payment of $142,900 in advances made to the Company.

* 1,106,593 shares of common stock were issued to the Company's President valued at $0.20 per share (equal to the market value on the date of issuance) in payment of accrued salaries and royalties due totaling $221,319.

* 958,398 shares of common stock were issued to an officer of the Company valued at $0.20 per share (equal to the market value on the date of issuance) in payment of accrued salaries totaling $191,680.

* 331,584 shares of common stock were issued to a consultant to the Company valued at $0.20 per share (equal to the market value on the date of issuance) in payment of accrued consulting fees totaling $66,317.

* 60,000 shares of common stock were issued to a related party valued at $0.50 per share (based upon an originally agreed upon price) in lieu of outstanding debt totaling $30,000.

* 713,200 shares of common stock were issued to various consultants pursuant to an S_8 Registration Statement valued at $0.20 per share (equal to the market value on the date of issuance) for services rendered totaling $142,640.

* 525,000 shares of common stock were issued valued at $0.20 per share (equal to the market value on the date of issuance) in payment of directors fees totaling $105,000.

* 570,000 shares of common stock were issued to certain employees and other outside individuals valued at $0.20 per share (equal to the market value on the date of issuance) for services rendered valued at $114,000.

* 100,000 shares of common stock valued at $0.20 per share (equal to the market value on the date of issuance) were issued to certain directors and officers of the Company for the cancellation of 3,200,000 common stock options outstanding.

EMERGENCY FILTRATION PRODUCTS, INC.
Notes to the Restated Financial Statements
For the Years Ended December 31, 2002 and 2001

NOTE 8 _STOCK TRANSACTIONS (Continued)

On August 15, 2002 and October 15, 2002, the Company issued a total of 300,000 shares of common stock to its interim CEO for services rendered valued at an average price of $0.37 per share (equal to the market value on the date of issuances) for a total of $111,000.

On October 25, 2002, the Company issued 100,000 shares of common stock to a director for services rendered valued at $0.28 per share (equal to the market value on the date of issuance) for a total of $28,000.

NOTE 9 _SUBSEQUENT EVENTS

Subsequent to December 31, 2002, the following significant events occurred:

1) The Company issued 636,000 shares of common stock to various outside consultants and attorneys pursuant to a Registration Statement on Form S-8 valued at $0.22 per share for services rendered totaling $139,920.

2) The Company entered into various subscription agreements to raise a maximum of $600,000 through the issuance of common stock at $0.18 per share plus one three year, non callable warrant for every dollar invested for additional shares of common stock exercisable at $0.25 per share. As of the date of this audit report, the Company had raised approximately $365,000. Pursuant to the agreements, the Company is to file a registration statement with the United States Securities & Exchange Commission to register the underlying shares issued.

Item 23. Changes In and Disagreements With Accountants on Accounting and Financial Disclosure

     On May 21, 2003, PricewaterhouseCoopers LLP resigned as the independent accountants for Emergency Filtration. PricewaterhouseCoopers' reports on the financial statements of Emergency Filtration for the years ended December 31, 2002 and 2001 did not contain an adverse opinion or a disclaimer of opinion nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles, except that their reports for the past two years included an explanatory paragraph regarding substantial doubt about Emergency Filtration's ability to continue as a going concern. Emergency Filtration's Board of Directors accepted the resignation of PricewaterhouseCoopers.

     During Emergency Filtration's two most recent fiscal years and through May 21, 2003 there were no disagreements with PricewaterhouseCoopers on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers would have caused PricewaterhouseCoopers to make reference to the subject matter of such disagreements in connection with their reports.

     On June 19, 2003, Emergency Filtration engaged Piercy, Bowler, Taylor & Kern to act as its independent certified public accountant. Piercy, Bowler, Taylor & Kern replaces PricewaterhouseCoopers, LLP, who resigned on May 21, 2003.

     Emergency Filtration has not consulted with Piercy, Bowler, Taylor & Kern during the last two fiscal years ended December 31, 2002 and 2001 or during the subsequent interim reporting period from the last audit date of December 31, 2002, through and including the termination date of May 21, 2003, on either the application of accounting principles or the type of opinion Piercy, Bowler, Taylor & Kern might issue on Emergency Filtration's financial statements.


                                     Part II
                     Information Not Required In Prospectus

Item 24. Indemnification of Directors and Officers

     Except for acts or omissions which involve intentional misconduct, fraud or known violation of law or for the payment of dividends in violation of Nevada Revised Statutes, there shall be no personal liability of a director or officer to Emergency Filtration, or its stockholders for damages for breach of fiduciary duty as a director or officer. Emergency Filtration may indemnify any person for expenses incurred, including attorneys fees, in connection with their good faith acts if they reasonably believe such acts are in and not opposed to the best interests of Emergency Filtration and for acts for which the person had no reason to believe his or her conduct was unlawful. Emergency Filtration may indemnify the officers and directors for expenses incurred in defending a civil or criminal action, suit or proceeding as they are incurred in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount of such expenses if it is ultimately determined by a court of competent jurisdiction in which the action or suit is brought determined that such person is fairly and reasonably entitled to indemnification for such expenses which the court deems proper.

     So far as permitted by the Nevada Business Corporation Act, Emergency Filtration may indemnify its directors and officers against expenses and liabilities they incur to defend, settle or satisfy any civil or criminal action brought against them on account of their being or having been Company directors or officers unless, in any such action, they are adjudged to have acted with gross negligence or to have engaged in willful misconduct.

     Section 78.751(1) of the Nevada Revised Statutes ("NRS") authorizes a Nevada corporation to indemnify any director, officer, employee, or corporate agent "who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation" due to his or her corporate role. Section 78.751(1) extends this protection "against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action , suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful."

     Section 78.751(2) of the NRS also authorizes indemnification of the reasonable defense or settlement expenses of a corporate director, officer, employee or agent who is sued, or is threatened with a suit, by or in the right of the corporation. The party must have been acting in good faith and with the reasonable belief that his of her actions were not opposed to the corporation's best interests. Unless the court rules that the party is reasonable entitled to indemnification, the party seeking indemnification must not have been found liable to the corporation.

     To the extent that a corporate director, officer, employee, or agent is successful on the merits or otherwise in defending any action or proceeding referred to in Section 78.751(1) or 78.751(2), Section 78.751(3) of the NRS requires that he or she be indemnified "against expenses, including attorneys' fees, 17. 20 actually and reasonably incurred by him in connection with the defense."

     Section 78.751(4) of the NRS limits indemnification under Section 78.751(1) and 78.751(2) to situations in which either (i) the stockholders; (ii) the majority of a disinterested quorum of directors; or (iii) independent legal counsel determine that indemnification is proper under the circumstances.

     Pursuant to Section 78.175(5) of the NRS, the corporation may advance an officer's or director's expenses incurred in defending any action or proceeding upon receipt of an undertaking. Section 78.751(6)(a) provides that the rights to indemnification and advancement of expenses shall not be deemed exclusive of any other rights under any bylaw, agreement, stockholder vote or vote of disinterested directors. Section 78.751(6)(b) extends the rights to indemnification and advancement of expenses to former directors, officers, employees and agents, as well as their heirs, executors, and administrators.

     Regardless of whether a director, officer, employee or agent has the right to indemnity, Section 78.752 allows the corporation to purchase and maintain insurance on his or her behalf against liability resulting from his or her corporate role.

     Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to officers, directors or persons controlling Emergency Filtration pursuant to the foregoing, Emergency Filtration has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 25. Other Expenses of Issuance and Distribution

     The following table sets forth summary information on the expenses that we had incurred in connection with our registration statement as of March 31, 2003, and the additional expenses we expect to incur in connection with our offering.

------------------------------------- ----------------------------------
SEC Registration Fee                                             $  300
------------------------------------- ----------------------------------
Accounting Fees and Expenses                                     12,000
------------------------------------- ----------------------------------
Fees of Counsel (estimated)                                      15,000
------------------------------------- ----------------------------------
Printing Costs                                                      250
------------------------------------- ----------------------------------
Miscellaneous Expenses                                            1,450
                                                                  -----
------------------------------------- ----------------------------------

------------------------------------- ----------------------------------
Total Offering Costs                                           $ 29,000
------------------------------------- ----------------------------------

Item 26. Recent Sales of Unregistered Securities




2003 Fiscal Year

     On February 28, 2003, Emergency Filtration issued 636,000 shares of common stock pursuant to an S-8 registration valued at $0.22 per share for legal and other consulting services rendered valued at $128,920 and in payment of accounts payable totaling $11,000.

     During May 2003, Emergency Filtration sold 4,761,817 shares of common stock to various accredited investors in a private placement at $0.18 per share. Pursuant to this offering, Emergency Filtration also granted a total of 840,325 three year, non-callable warrants to purchase common stock exercisable at $0.25 per share. Also pursuant to this offering, Emergency Filtration granted 695,000 three year, non-callable warrants to purchase common stock exercisable at $0.25 per share to related principals of Joseph Stevens and Co. as a finders fee.

     Also during May 2003, Emergency Filtration sold an additional 750,000 shares of common stock to various accredited investors in a separate private placement at $0.40 per share. Pursuant to this offering, Emergency Filtration granted a total of 300,000 three year, non-callable warrants to purchase common stock exercisable at $0.50 per share. Also pursuant to this offering, Emergency Filtration granted 105,000 three year, non-callable warrants to purchase common stock exercisable at $0.50 per share to related principals of First Montauk Financial Corp. as a finders fee.

     Pursuant to the May 2003 transactions, Emergency Filtration was required to promptly upon closing, but no later than thirty (30) days from the closing date, to file a registration statement with the United States Securities & Exchange Commission (SB-2) and use its best efforts to ensure that such registration statement is declared effective within 90 days from the filing date. Also as part of the agreements with the investment companies who raised the funds, Emergency Filtration paid Joseph Stevens and Co. a placement fee of 10% plus a charge of 3% of the gross proceeds raised.

     In January 2003, in anticipation of a possible joint marketing or joint venture with Centrex, Inc. (Centrex), an Oklahoma corporation, Emergency Filtration entered into a letter of intent whereby Emergency Filtration and Centrex would exchange common shares as follows:

     - Emergency Filtration would issue 450,000 shares of restricted common stock which shares would have piggy-back registration rights to be included in Emergency Filtration's SB-2 registration.

     - Centrex would issue 300,000 shares of free-trading common stock to Emergency Filtration.

     Upon receipt of the 300,000 shares of Centrex, Emergency Filtration immediately sold the shares for gross proceeds of $42,000. Because of the share price differences between the two companies, we negotiated with Centrex (Jack Luchese) for a lesser amount of shares to issue. Accordingly, a total of 400,000 shares of common stock were issued to Centrex pursuant to this agreement.

     Effective April 1, 2003, Emergency Filtration issued 3,250,000 shares of common stock to Doug Beplate, President, valued at $0.26 per share plus $130,000 cash, pursuant to an "Agreement For Assignment of Technology" whereby Mr. Beplate assigned all of his rights, title and interest in various technology, patents and patent applications to Emergency Filtration.

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

     The shares issued in the foregoing transactions (other than the shares issued pursuant to the S-8 Registration Statement) were issued in reliance on the exemption from registration and prospectus delivery requirements of the Act set forth in Section 3(b) and/or Section 4(2) of the Securities Act and the regulations promulgated thereunder. Each shareholder receiving shares was required to complete a subscription agreement, verified themselves as an accredited investor, and thus qualified the issuance for exemption under Regulation D.

2002 Fiscal Year

     On March 20, 2002, Emergency Filtration issued 321,000 shares of common stock pursuant to an S-8 Registration Statement, valued at $0.40 per share, for legal, outside accounting and managerial consulting, and marketing services rendered totaling $55,500 and in payment of related parties accounts payable totaling $72,900. The related parties accounts payable consisted primarily of accrued consulting fees.

     On August 15, 2002, 714,500 shares of common stock were issued to Doug Beplate, President, valued at $0.20 per share (equal to the market price on the date of issuance) in payment of $142,900 in advances made to Emergency Filtration.

     On August 15, 2002, 1,106,593 shares of common stock were issued to Doug Beplate, President, valued at $0.20 per share (equal to the market price on the date of issuance) in payment of accrued salaries and royalties due totaling $221,319.

     On August 15, 2002, 958,398 shares of common stock were issued to Peter Clark, Sec/Treas. valued at $0.20 per share (equal to the market price on the date of issuance) in payment of accrued salaries totaling $191,680.

     On August 15, 2002, 331,584 shares of common stock pursuant to an S-8 Registration Statement were issued to Wendy Harper, outside consultant, valued at $0.20 per share (equal to the market price on the date of issuance) in payment of accrued consulting fees totaling $66,317. Ms. Harper provides outside accounting, secretarial, and general managerial consulting services to Emergency Filtration.

     On August 15, 2002, 525,000 shares of common stock were issued to the directors of Emergency Filtration (Doug Beplate, Sherman Lazrus, Raymond Yuan, Peter Clark, Frank Corsini and Thomas Glenndahl) valued at $0.20 per share (equal to the market price on the date of issuance) totaling $125,000.

     On August 15, 2002, the following shares were issued to various officers and other related individuals valued at $0.20 per share (equal to the market price on the date of issuance) for the cancellation of 3,200,000 common stock options outstanding as mentioned above:

           -         25,000 shares issued to Sherman Lazrus, interim CEO
           -         25,000 shares issued to Raymond Yuan, Director
           -         25,000 shares issued to Peter Clark, Sec/Treas
           -         25,000 shares issued to Douglas Beplate, President

     On August 15, 2002 and October 15, 2002, a total of 300,000 shares of common stock were issued to Sherman Lazrus, interim CEO, valued at an average price of $0.37 per share (equal to the market price on each date of issuance) in payment of services rendered in connection with being CEO totaling $111,000.

     On August 15, 2002, 713,200 shares of common stock were issued to various consultants pursuant to an S-8 Registration Statement valued at $0.20 per share (equal to market price on the date of issuance) for services rendered totaling $142,640.

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

     On August 15, 2002, 60,000 shares of common stock were issued to a consultant valued at $0.50 per share (based upon an originally agreed upon price) in lieu of outstanding debt totaling $30,000.

     On August 15, 2002, 570,000 shares of common stock were issued to certain employees and other outside individuals valued at $0.20 per share (equal to market price on the date of issuance) for services rendered valued at $114,000.

     On October 25, 2002, 100,000 shares of common stock were issued to Raymond Yuan, Director, valued at $0.28 per share (equal to market price on the date of issuance) in payment of consulting services rendered totaling $28,000.

     The shares issued in the foregoing transactions (other than the shares issued pursuant to the S-8 Registration Statement) were issued in reliance on the exemption from registration and prospectus delivery requirements of the Act set forth in Section 3(b) and/or Section 4(2) of the Securities Act and the regulations promulgated thereunder. Each shareholder receiving shares was required to complete a subscription agreement, verified themselves as an accredited investor, and thus qualified the issuance for exemption under Regulation D.

2001 Fiscal Year

     During February 2001, 1,291,202 shares of common stock were issued to various investors at $0.17 per share for total proceeds of $214,022, net of issuance costs. Also during February 2001, 88,500 shares of common stock were issued to an outside attorney valued at $0.34 per share (equal to market price on the date of issuance) for legal services rendered totaling $30,090.

     During September 2001, 100,000 shares of common stock valued at $0.55 per share and 174,965 shares of common stock pursuant to an S-8 Registration Statement valued at $0.45 per share were issued to certain related parties for consulting services rendered totaling $134,592. The shares issued were recorded at the market price of the stock on the date of issuance. Also during September 2001, 235,000 shares of common stock were issued to a former officer valued at $0.68 per share (equal to market value on the date of issuance) in lieu of outstanding debt totaling $159,156.

     During the fourth quarter of 2001, an additional 210,000 shares of common stock pursuant to an S-8 Registration Statement valued at prices ranging from $0.41 to $0.77 per share (equal to the market value on the date of issuance) were issued to outside consultants and attorneys for services rendered totaling $149,640.

     The shares issued in the foregoing transactions (other than the shares issued pursuant to the S-8 Registration Statement) were issued in reliance on the exemption from registration and prospectus delivery requirements of the Act set forth in Section 3(b) and/or Section 4(2) of the Securities Act and the regulations promulgated thereunder. Each shareholder receiving shares was required to complete a subscription agreement, verified themselves as an accredited investor, and thus qualified the issuance for exemption under Regulation D.

2000 Fiscal Year

     During the year ended December 31, 2000, a total of 853,835 shares of common stock were issued for cash at prices ranging from $0.18 to $0.75 per share to various individuals for total proceeds of $255,821. An additional 88,000 shares of common stock were issued through the exercise of warrants at $0.75 per share for total proceeds of $66,000.

     Also during the year ended December 31, 2000, 782,158 shares of common stock valued at prices ranging from $0.40 to $1.05 per share (equal to the market value on the date of issuance) were issued to outside consultants and attorneys for services rendered totaling $518,873. An additional 20,000 shares of common stock valued at $1.00 per share (equal to the market value on the date of issuance) were issued to an outside attorney for patent work totaling $20,000.

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

     The shares issued in the foregoing transactions were issued in reliance on the exemption from registration and prospectus delivery requirements of the Act set forth in Section 3(b) and/or Section 4(2) of the Securities Act and the regulations promulgated thereunder. Each shareholder receiving shares was required to complete a subscription agreement, verified themselves as an accredited investor, and thus qualified the issuance for exemption under Regulation D.

Item 27. Exhibits

  Exhibit
  No.                  Description of Exhibit
  -------              ----------------------
   5.0         Opinion of Ronald C. Kaufman, Kaufman & Associates
  10.1         Douglas K. Beplate - Original Technology Agreement 2/9/96
  10.2         Douglas K. Beplate - Assignment of Invention 6/18/96
  10.3         2001 Option Agreements
  10.4         Settlement Agreement - Bruce Bachelor
  10.5         Centrex letter of intent - 12/31/02
  10.6         Contract for Assignment of Rights to BVM Bag Invention
  10.7         WorldPoint Distribution Agreement
  10.8         Westmed manufacturing agreement
  10.9         Superstat distribution agreement and amendments
  10.10        Common stock option rescission agreements
  10.11        Douglas K. Beplate - Assignment of Technology Agreement 4/1/03
  10.12        Term Sheet  Joseph Stevens & Co. 1/31/03
  10.13        First Montauk Securities Corp - original term sheet
  10.14        First Montauk Securities Corp - amendment
  10.15        Weise Labs agreement
  10.16        Amended Contract for Assignment of Rights to BVM Bag Invention
  23.1         Consent of Kaufman & Associates (contained in Exhibit 5.0)
  23.2         Consent of PricewaterhouseCoopers LLP

Item 28. Undertakings

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     a. To include any prospectus required by Section 10(a)(3) of the Securities Act;

     b. To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) (S 230.424(b) of the Securities Act, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;and

     c. To include any additional or changed material information with respect to the plan of distribution.

          (2) For the purpose of determining liability under the Securities Act, each post-effective amendment will be treated as a new registration statement of the securities offered, and the offering of the securities at that time shall be the initial bona fide offering.

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          (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding), is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                   Signatures

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this amendment to the registration statement to be signed on its behalf by the undersigned, in the City of Henderson, State of Nevada, on October 21, 2003.

                                             Emergency Filtration Products, Inc.

                                             By     /s/ Douglas K. Beplate
                                             -----------------------------------
                                             Douglas K. Beplate, President


     In accordance with the requirements of the Securities Act of 1933, this amendment to the registration statement was signed below by the following persons in the capacities and on the dates stated.

     Signature                   Title                      Date
     ---------                   -----                      ----
     /s/Sherman Lazrus Chairman, Chief Executive Officer    October 21, 2003

     /s/Douglas K. Beplate       President, Director        October 21, 2003

     /s/Steve M. Hanni           Chief Financial Officer    October 21, 2003

     /s/Raymond C.L. Yuan        Director                   October 21, 2003

     /s/Thomas Glenndahl         Director                   October 21, 2003

     /s/Frank Corsini            Director                   October 21, 2003




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